UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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The Andersons, Inc.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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THE ANDERSONS, INC.

480 West Dussel Drive

Maumee, Ohio 43537

March 13, 2012

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of shareholders that will be held on Friday, May 11, 2012 at 8:00 a.m., local time, at The Andersons’ Headquarters Building, 480 West Dussel Drive, Maumee, Ohio 43537.

This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the meeting agenda, and how to vote your proxy and procedures for the meeting. It also describes how the Board of Directors operates and gives you information about our director candidates. A form of proxy card and our 2011 annual report to shareholders are also included with this booklet.

It is important that your shares are represented and voted at the Annual Meeting, regardless of the size of your holdings. I urge you to vote your proxy as soon as possible so that your shares may be represented at the meeting. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.

I look forward to seeing you on May 11th.

Sincerely,

/s/ Michael J. Anderson

Michael J. Anderson

Chairman, Board of Directors,

President and Chief Executive Officer

THE ANDERSONS, INC.

480 West Dussel Drive

Maumee, Ohio 43537

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 11, 2012
Time:	8:00 A.M., Local Time
Place:	The Andersons’ Headquarters Building

480 West Dussel Drive

Maumee, Ohio 43537

Matters to be voted upon:

1.	The election of nine directors identified as nominees herein to hold office for a one-year term.

2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2012.

3.	Advisory approval or disapproval of executive compensation.

4.	Any other matters that may properly come before the Annual Meeting and any adjournments or postponements thereof.

Holders of record of The Andersons, Inc. Common Shares as of the close of business on March 7, 2012 will be entitled to vote at the Annual Meeting.

By order of the Board of Directors

Maumee, Ohio March 13, 2012	/s/ Naran U. Burchinow
Naran U. Burchinow
Secretary

Your vote is important. Whether or not you plan to attend the Annual Meeting in person and regardless of the number of shares you own, please vote your shares by proxy, either by mailing the enclosed proxy card or, by telephone or via the Internet. If you attend the Annual Meeting, you may revoke your proxy in writing and vote your shares in person, if you wish.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 11, 2012

The Proxy Statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

THE ANDERSONS, INC.

480 West Dussel Drive

Maumee, Ohio 43537

PROXY STATEMENT

Annual Meeting of Shareholders

May 11, 2012

Introduction

The Board of Directors (the “Board”) is soliciting your proxy to encourage your participation in the voting at the Annual Meeting and to obtain your support on each of the proposals described in this proxy statement. You are invited to attend the Annual Meeting and vote your shares directly. However, even if you do not attend, you may vote by proxy, which allows you to direct another person to vote your shares at the meeting on your behalf. This proxy statement is intended to be first mailed or otherwise delivered to shareholders on March 20, 2012.

This Proxy Solicitation

Included in this package are, among other things, the proxy card and this proxy statement. The proxy card and the identification number on it are the means by which you authorize another person to vote your shares in accordance with your instructions.

This proxy statement provides you with information about the proposals and about The Andersons, Inc. (the “Company”) that you may find useful in deciding how to vote with respect to each of the proposals. After this introduction, you will find the following nine sections:

•	Voting

•	Summary of Proposals

•	Election of Directors

•	Corporate Governance

•	Appointment of Independent Registered Public Accounting Firm

•	Proposal for an Advisory Vote on Executive Compensation

•	Share Ownership

•	Executive Compensation

•	Other Information

The Annual Meeting: Quorum

The Annual Meeting will be held on Friday, May 11, 2012 at 8:00 a.m., local time, at The Andersons’ Headquarters Building in Maumee, Ohio.

The Company’s Code of Regulations requires that a majority of our Common Shares be represented at the Annual Meeting, either in person or by proxy, in order to transact business.

Abstentions and broker non-votes will be treated as present for purposes of determining whether a majority of our Common Shares is represented at the meeting, and will therefore affect whether a quorum has been achieved. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

There were no shareholder proposals submitted for the 2012 Annual Meeting.

Common Shares Outstanding

The record date for determining holders of the Company’s Common shares entitled to vote at the Annual Meeting is March 7, 2012. As of the record date, the Company had 18,536,043 Common Shares issued and outstanding.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on May 11, 2012

The proxy statement and Annual Report to Shareholders with Form 10K is available at www.proxyvote.com.

Voting

You are entitled to one vote at the Annual Meeting for each of the Company’s Common Shares that you owned of record as of the close of business on the record date for the Annual Meeting. There is no right to cumulative voting as to any matter, including the election of directors.

How to Vote Your Shares

You may vote your shares at the Annual Meeting by proxy or in person. Even if you plan to attend the meeting, we urge you to complete and submit your proxy in advance to ensure your vote is represented. If your shares are recorded in your name, you may cast your vote in one of the following ways:

•

Vote by telephone: If you received a proxy card, you can vote by phone at any time by calling the toll-free number (for residents of the U.S.) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

•	Vote by mail: If you received a proxy card and choose to vote by mail, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

•

Vote via the Internet: You can vote by internet at any time by visiting the website listed on your proxy card, notice document or email that you received. Follow the simple instructions and be prepared to enter the code listed on the proxy card, notice document or email that you received. If you vote via the Internet, you do not need to return your proxy card.

•	Vote in person at the Annual Meeting.

Shareholders who hold their shares beneficially in street name through a nominee (such as a bank or a broker) may be able to vote by telephone or the Internet, as well as by mail. You should follow the instructions you receive from your nominee to vote these shares. Since a beneficial owner is not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker or nominee that holds your shares, giving you the right to vote the shares at the meeting.

When you vote by proxy, the shares you hold will be voted in accordance with your instructions. Your proxy vote will direct the designated persons (known as “proxies” or proxy holders) to vote your shares at the Annual Meeting in accordance with your instructions. The Board has designated Matthew C. Anderson, Naran U. Burchinow and Tamara S. Sparks to serve as the proxies for the Annual Meeting.

How to Revoke Your Proxy

You may revoke your proxy at any time before it is exercised by any of the following means:

•	Notifying Naran U. Burchinow, our Corporate Secretary, in writing prior to the Annual Meeting;

•	Submitting a later dated proxy card, telephone vote or internet vote; or

•	Attending the Annual Meeting and revoking your proxy in writing.

If your shares are held in street name, you must contact your broker or nominee to revoke your proxy.

Your attendance at the Annual Meeting will not, by itself, revoke a proxy.

Voting at the Annual Meeting

Your shares will be voted at the meeting as directed by the instructions on your proxy card if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the Annual Meeting and (4) you did not validly revoke your proxy prior to the meeting.

The Board’s Recommendations

If you send a properly executed proxy without specific voting instructions, the designated proxies will vote your shares

•	for the election of the nominated directors,

•	for the ratification of the independent registered public accounting firm, and

•	for the approval of the advisory resolution on executive compensation.

Votes Required to Approve Each Item

The Company’s Code of Regulations states that the nominees for director receiving the greatest number of votes shall be elected. Therefore, abstentions and broker non-votes will not count as a vote for or against the election of directors and, therefore, will not have an effect on the election of directors.

The ratification of the independent registered public accounting firm requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote. An abstention will count as a vote against this proposal. A proposal to ratify the selection of auditors is considered a routine matter that brokers may vote on without instruction from beneficial owners. As a result, a broker non-vote cannot occur with respect to this proposal.

The advisory vote on executive compensation requires an affirmative vote of the holders of a majority of the Common Shares present, in person or by proxy, and entitled to vote to be considered approved. An abstention will count as a vote against this proposal; however, broker non-votes will not count as a vote for or against this proposal.

Householding

The Company has adopted a procedure approved by the Securities and Exchange Commission called “householding.” Under this procedure, multiple shareholders who share the same last name and address will receive only one copy of the annual proxy materials. If the household received a printed set of proxy materials by mail, each shareholder will receive his or her own proxy card or voting instruction card by mail. We have undertaken householding to reduce our printing costs and postage fees. Shareholders may elect to receive individual copies of the proxy materials at the same address by contacting Investor Relations in writing at 480 West Dussel Drive, Maumee, Ohio 43537, or via telephone at (419)893-5050.

Where to Find Voting Results

We will announce the voting results at the Annual Meeting and will publish the voting results in the Company’s Form 8-K to be filed with the Securities and Exchange Commission within four business days after the annual meeting.

Summary of Proposals

The Governance / Nominating Committee and the Board, including all independent directors, have nominated nine directors, each for a one-year term.

The Audit Committee has hired and the Board has approved PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2012 and recommends that you vote to ratify their appointment.

The Board is submitting to an advisory vote the compensation of the Company’s named executive officers, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (Dodd-Frank Act), and conducted in conformance with regulations promulgated by the Securities and Exchange Commission thereunder. While this vote is not binding, the Compensation and Leadership Development Committee and Board expect to take the results of this vote into consideration when making future compensation decisions.

At the date of this Proxy Statement, we have no knowledge of any business other than the proposals described above that will be presented at the Annual Meeting. If any other business should properly come before the Annual Meeting, the proxies will be voted on at the discretion of the proxy holders.

Election of Directors

The Board of Directors is currently comprised of nine directors. The Governance / Nominating Committee and the Board have nominated and recommend the election of each of the nine nominees listed below. Each Director that is elected will serve until the next Annual Meeting or until their earlier removal or resignation. Each of the nominees listed is currently a Director of the Company. The Board expects all nominees named below to be available for election. In case any nominee is not available, the proxy holders may vote for a substitute, unless the Board reduces the number of directors as provided for in the Company’s Code of Regulations.

Directors will be elected at the Annual Meeting by a plurality of the votes cast at the Annual Meeting by the holders of shares represented in person or by proxy. The following is a brief biography of each nominee as well as the specific qualifications of the nominee as identified by the Board’s Governance / Nominating Committee. Information as to their ownership of the Common Shares can be found under the caption “Share Ownership” in this proxy statement. All information provided is current as of February 29, 2012.

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
Michael J. Anderson	60	Chairman of the Board since 2009, President and Chief Executive Officer since January 1999. Prior to that President and Chief Operating Officer from 1996 through 1998, Vice President and General Manager of the Retail Group from 1994 until 1996 and Vice President and General Manager Grain Group from 1990 through 1994. Director of FirstEnergy Corp. from 2007 to current and director of Interstate Bakeries Corp from 1998 to 2009.	1988

Gerard M. Anderson	53	Chairman, President and Chief Executive Officer, DTE Energy since 2011; President and Chief Executive Officer 2010-2011; President and Chief Operating Officer 2005-2010. Joined Detroit Edison, a subsidiary of DTE Energy in 1993 and held various executive positions. Prior to this, a consultant with McKinsey & Co., Inc. Director of DTE Energy since 2009	2008

Catherine M. Kilbane	48	Senior Vice President, General Counsel and Secretary of American Greetings Corporation since 2003. Prior to that a partner with the Cleveland law firm of Baker & Hostetler LLP.	2007

Robert J. King, Jr.	56	President and Chief Executive Officer, PVF Capital Corp since 2009. Prior to that Senior Managing Director, Private Equity, FSI Group, LLC from 2006 through 2009. Formerly Managing Director, Western Reserve Partners LLC, Regional President of Fifth Third Bank from 2002 through 2004 and Chairman, President and Chief Executive Officer of Fifth Third Bank (Northeastern Ohio) from 1997 through 2002. Director of Shiloh Industries, Inc. and MTD Holdings, Inc. since 2005 and PVF Capital Corp. since 2009.	2005

Ross W. Manire	60	Chairman and Chief Executive Officer of ExteNet Systems, Inc. since 2002. Served as President, Enclosure Systems Division of Flextronics International from 2000 to 2002. Prior to that held senior management positions at Chatham Technologies, Inc., and 3Com Corporation. Former Partner at Ridge Capital Corporation and Ernst and Young. Director of Zebra Technologies Corporation since 2003 and Eagle Test Systems, Inc. from 2004 through 2008.	2009

Donald L. Mennel	65	President and Treasurer of The Mennel Milling Company since 1984. Served on the Executive Committee of the North American Millers Association.	1998

Name	Age	Principal Occupation, Business Experience and Other Directorships	Director Since
David L. Nichols	70	Past President and Chief Operating Officer of Macy’s South, a division of Macy’s, Inc. from 2000 through 2005, previously Chairman and Chief Executive Officer of Mercantile Stores, Inc. Director of R. G. Barry Corporation since 2005. Past director of the Federal Reserve Bank, Cleveland, Ohio.	1995

John T. Stout, Jr.	58	Chief Executive Officer of Plaza Belmont Management Group LLC since 1998. Previously President of Manildra Milling Corp and Manildra Energy Corp from 1991 through 1998 and Executive Vice President of Dixie Portland Flour Mills Inc. from 1984 to 1990.	2009

Jacqueline F. Woods	64	Retired President of Ameritech Ohio (subsequently renamed AT&T Ohio). Director of The Timken Company since 2000 and School Specialty, Inc. since 2006.	1999

The Governance / Nominating Committee considers a variety of factors when presenting the slate of nominees for the Board – these are listed in detail under the caption “Corporate Governance – Board Meetings and Committees – Governance / Nominating Committee.” Because of the importance of diversity in our businesses, the Committee looks at the different skills and experiences that each nominee brings. Following are specific experience, qualifications, attributes or skills that the Governance / Nominating Committee viewed as valuable to our business for the next year:

Director	Specific experience, qualifications, attributes or skills
Michael J. Anderson

•        Over 30 year history with the Company including leadership of the Grain and Retail businesses

•        Specific expertise in agricultural commodities trading and hedging activities.

•        Intimate knowledge of all businesses

•        Experience as a member and chair of other public company boards

•        Three years public accounting experience

•        MBA in finance and accounting

•        Executive Leadership Program, Harvard Business School

Gerard M. Anderson

•        Currently engaged as Chairman, President & Chief Executive Officer and board member of a publicly traded energy company

•        Energy industry expertise

•        MBA and MPP with a civil engineering undergraduate degree

•        Past experience as a consultant with McKinsey and Company

Catherine M. Kilbane

•        Currently engaged as Secretary and General Counsel for a publicly traded company

•        Experience with public company regulatory requirements

•        Experience in an industry that is a supplier to retailers

•        Attorney with extensive corporate law experience, including mergers and acquisitions, joint ventures, securities and compliance

Robert J. King, Jr.

•        Currently engaged as President & Chief Executive Officer and board member of a publicly traded financial services company

•        MBA with a finance undergraduate degree

•        Expertise in banking, finance and related risk analysis with extensive senior officer experience with major banking organization.

•        Experience as a member of other public company boards

Ross W. Manire

•        Currently engaged as Chairman and CEO of a telecommunications company

•        Mergers and acquisition and international business experience

•        Experience as a member of other public company boards

•        Formerly a partner with an international auditing firm and certified public accountant

•        Prior service as Chief Financial Officer of public company

•        MBA with economics undergraduate degree

Director	Specific experience, qualifications, attributes or skills
Donald L. Mennel

•        Active President and Treasurer of a major wheat milling company

•        MBA

•        Past chair of audit committee and designated financial expert

•        Extensive grain industry experience, including analysis and hedging of agricultural commodity risk

David L. Nichols

•        Experience as a Chairman and Chief Executive Officer of a large public retailer

•        Experience as a member of other public company boards

•        Service on the Cleveland Federal Reserve Board, including chair of the Audit Committee

•        Chair of Andersons audit committee and designated financial expert

John T. Stout, Jr.

•        Currently engaged as Chief Executive Officer of diversified food processor and supplier

•        Experience in the financial markets as it relates to the food industry, including analysis of agricultural commodity risk

•        Mergers and acquisition experience

•        Experience managing company which was a consumer of wheat

•        Board member for a variety of companies in the food industry

•        Elected to Kansas City Federal Reserve Board January 1, 2010, previously six years on Kansas City Federal Reserve Board Economic Advisory Committee

Jacqueline F. Woods

•        Experience as a President of large telecommunications company

•        Experience as a member of other public company boards

•        Career experience in finance, marketing, strategic planning, public relations and government affairs

•        Executive Leadership Program, Kellogg Graduate School of Management, Northwestern University

The Board of Directors recommends a vote FOR the election of the nine directors as presented.

Corporate Governance

Board Meetings and Committees

Committees of the Board effective as of the May 2011 Annual Meeting
Name	Board	Audit	Compensation and Leadership Development	Governance / Nominating	Finance
Michael J. Anderson	C
Gerard M. Anderson	X			X	X
Catherine M. Kilbane	X	X	C
Robert J. King, Jr.	X		X		C
Ross W. Manire	X		X		X
Donald L. Mennel	X	X		C
David L. Nichols	X	C		X
John T. Stout, Jr.	X				X
Jacqueline F. Woods	X	X	X	X

C Chair, X Member

The Board of Directors held five regular meetings, one scheduled telephonic board meeting and one special telephonic board meeting in 2011. Each director attended 75% or more of the 2011 meetings of the Board and committees on which each such director served. We do not have a formal policy regarding board members’ attendance at the annual meeting. However, all but one of the current Board members attended the 2011 Annual Shareholders Meeting. Richard P. Anderson is a non-voting Chairman Emeritus, and attends meetings without compensation.

The Audit Committee, Compensation and Leadership Development Committee, Finance Committee and Governance / Nominating Committee each have written charters. Copies of such charters are available at www.andersonsinc.com under the Corporate Governance tab within the Investor Relations section of the website.

A temporary advisory panel comprised of Catherine M. Kilbane, Ross W. Manire and Gerard M. Anderson was formed in 2010 to monitor progress and report to the Board on the Company’s enterprise resource planning project regarding its information technology infrastructure. Such members receive compensation commensurate with committee attendance for service on this panel.

Director Independence: The Board is made up of a majority of independent directors. Each of the Audit, Compensation, Finance and Governance / Nominating Committees is made up entirely of independent members.

An “independent” director is a director who meets the criteria for independence as required by the applicable law and the NASDAQ (“NASDAQ”) Corporate Governance Standards for Listed Companies and is affirmatively determined to be “independent” by the Board. The Board has determined that each of the current directors is independent under the corporate governance standards of the NASDAQ, with the exception of Michael J. Anderson, Chairman, President and Chief Executive Officer. Michael J. Anderson and Gerard M. Anderson are cousins. The Board has determined that the relationship does not affect Gerard M. Anderson’s exercise of independent judgment on the Board.

Audit Committee: The Audit Committee is comprised of four independent members and, among other duties, appoints the independent registered public accounting firm, reviews the internal audit and external financial reporting of the Company, reviews the scope of the independent audit and considers comments by the independent registered public accounting firm regarding internal controls and accounting procedures and management’s response to those comments. The Audit Committee held four regular meetings in 2011. The Board has determined that David L. Nichols is an “audit committee financial expert” as defined in the federal securities laws and regulations.

Compensation and Leadership Development Committee: The Compensation and Leadership Development Committee, comprised solely of four independent directors (as defined in the NASDAQ Corporate Governance Standards for Listed Companies), reviews the recommendations of the Company’s Chief Executive Officer and Vice President, Human Resources as to the appropriate compensation that includes base salaries, short-term and long-term compensation, and benefits of the Company’s officers and determines the compensation of such officers for the ensuing year. The Chief Executive Officer’s compensation is also determined by the Committee and then recommended to the full Board for approval. In addition, under the Company’s 2005 Long-Term Performance Compensation Plan, the Committee reviews, approves and recommends to the Board grants of equity-based compensation aggregated for non-officers and individual grants for officers and reviews and approves the “Compensation Discussion and Analysis” appearing in this proxy statement. The Compensation and Leadership Development Committee met three times during 2011. The Committee, by charter, is authorized to retain its own independent compensation consultants and legal counsel. The Compensation and Leadership Development Committee was previously named the Compensation Committee. The Committee’s charter was revised in early 2012 and the Committee name was changed to reflect the expanded charter.

Finance Committee: The Finance Committee is comprised of four independent directors and is charged with monitoring and overseeing the Company’s financial resources, strategies and risks, especially those that are long-term in nature. The Finance Committee met three times in 2011.

Governance / Nominating Committee: The Governance / Nominating Committee is comprised of four directors. The Governance / Nominating Committee met twice in 2011. The Committee recommends to the Board actions to be taken regarding its structure, organization and functioning, selects and reviews candidates to be nominated to the Board, reports to the Board regarding the qualifications of such candidates, and recommends a slate of directors to be submitted to the shareholders for approval and conducts regular meetings of the independent directors without management being present. The Governance / Nominating Committee recommended the election to the Board of each nominee named in this proxy statement.

It is the policy of the Governance / Nominating Committee to consider for nomination as a director any person whose name is submitted by a shareholder, provided that the submission is made prior to December 31 of the year that precedes the next annual meeting of shareholders and provided that the person is willing to be considered as a candidate.

Submission of names by shareholders is to be made to the Secretary of the Company, at the Company’s Maumee, Ohio address. The Secretary, in turn, submits the names to the Chair of the Governance / Nominating Committee. The shareholder’s notice must set forth all information relating to any nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Act of 1934, as amended (including, if so required, such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). Additionally, as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the notice must provide the name and address of such shareholder and beneficial owner and the class and number of shares of the Company which are owned beneficially and of record by such shareholder and beneficial owner.

Each candidate for director (no matter how nominated) is evaluated on the basis of his or her ability to contribute expertise to the businesses and services in which the Company engages, to conduct himself or herself in accordance with the Company’s Statement of Principles, and to contribute to the mission and greater good of the Company. The candidate’s particular expertise, as well as existing Board expertise, is taken into consideration. A candidate’s “independence,” as defined by applicable stock exchange regulations and any other applicable laws, and the Board’s ratio of independent to non-independent directors are also taken into consideration. Qualifications and specific qualities or skills considered necessary for one or more of the directors to possess include, but are not limited to, the following:

•	Able to serve for a reasonable period of time

•	Multi-business background preferred

•	Successful career in business preferred

•	Active vs. retired preferred

•	Audit Committee membership potential

•	Strategic thinker

•	Leader / manager

•	Agribusiness background, domestic and international

•	Transportation background

•	Retail background

•	Brand marketing exposure

The Committee does not have specific diversity goals other than to annually present a slate of nominees who will contribute expertise to the Board, who will conduct themselves in accordance with the Company’s Statement of Principles and share their diverse skills and experiences for the greater good of the Company. Because the Company consists of several diverse businesses, we highly value differing viewpoints shared in the pursuit of Board actions that best balance the objectives of our customers, employees, shareholders and communities.

The Board has adopted a policy not to nominate for re-election to the Board any member reaching the age of 72.

Board Leadership Structure: Since 2009, Michael J. Anderson has served as Chairman of the Board of Directors and President and Chief Executive Officer. As Chairman, Mr. Anderson chairs meetings of the Board, sets Board meeting agendas, has authority to call meetings of the Board and serves as liaison with management of the Company.

Since 2010, Donald L. Mennel has served as Lead Director of the Board. As the Lead Director, Mr. Mennel chairs meetings of the independent directors, chairs the Governance / Nominating Committee, approves board meeting agendas, has the authority to call meetings of the independent directors, and serves as liaison with the Chairman.

The Board has determined that combining the positions of Chairman and Chief Executive Officer enhances the efficiency and focus of Board meetings, and its coordination with management and plans of the Company, provided that the Board also has the services of an experienced and effective Lead Director to perform that role’s essential duties. Michael J. Anderson brings to his position experience on two other public company boards, including service as chairman, coupled with a detailed knowledge of the Company’s businesses derived from decades long experience with the Company. Moreover, the variety and complexity of the Company’s businesses underscores the need for a Chairman with detailed knowledge of the Company’s day to day issues to assure relevant Board agendas, adequate information and analysis for meetings, and the coordination with management. Combining the function is appropriate, and effective, when the Company also has the benefit of an experienced Lead Director, with responsibilities and authority to manage decisively the meetings of the independent directors, to communicate their interests to the Chairman, and to assert to the Chairman any other concerns for the benefit of the stockholders, and in so doing serving as an institutional counterweight to the Chairman and CEO.

Board Oversight of Risk: The Board is responsible for overseeing risk management for the Company. It has delegated to each of the Audit Committee, the Finance Committee, the Compensation and Leadership Development Committee and the Governance / Nominating Committee, certain of its responsibilities in this area. For example, the Audit Committee has the oversight responsibility for the integrity of the Company’s financial statements and its financial reporting process; its systems of internal accounting and financial controls and the performance of the Company’s internal audit function and independent auditor. The Finance Committee has responsibility for risks relating to capital markets including interest rate volatility and access to capital, counterparties, product liability, price volatility and general industry market risks. The Compensation and Leadership Development Committee has the responsibility for reviewing the Company’s compensation policies to ensure that these policies are not reasonably likely to created undue risk to the Company. The Governance / Nominating Committee has responsibility for oversight of Company’s ethics policies, including the Company’s Code of Business Conduct, Board Succession and other regulatory / legislative issues.

Although the Board has delegated certain responsibilities for risk management to its Committees, the Board retains overall responsibility and coordination of this duty. Each Committee Chairman reports to the full Board matters discussed or reviewed at Committee meetings. Although the Board oversees the Company’s risk management, company management is responsible for day-to-day risk management processes and provides regular updates to the Board and its Committees.

Executive Sessions of the Board: Our independent directors meet in executive session at each Board meeting. Our Lead Director chairs these executive sessions.

Shareholder Communications to Board: Shareholders may send communications to the Board by writing any of its officers at the Company’s Maumee, Ohio address or by calling any officer at 419-893-5050 or 800-537-3370. All shareholder communications intended for the Board will be forwarded to the Board members. Shareholders may also obtain additional information about the Company at the Company’s website (www.andersonsinc.com).

Code of Ethics

The Company has adopted Standards of Business Conduct that apply to all employees, including the principal executive officer, principal financial officer and the principal accounting officer. These Standards of Business Conduct are available on the Company’s website (www.andersonsinc.com) under the Corporate Governance tab within the Investor Relations section of the website. The Company intends to post amendments to or waivers, if any, from its Standards of Business Conduct as relates to the Company’s principal executive officer, principal financial officer or principal accounting officer on its website.

Review, Approval or Ratification of Transactions with Related Persons

The Board has practices and procedures to address potential or actual conflicts of interest and any appearance that decisions are based on considerations other than the best interests of the Company that may arise in connection with transactions with certain persons or entities, which include the completion of annual written questionnaires requiring disclosure of potential conflict situations, financial transactions, and annual affirmation of compliance with the Company’s Standards of Business Conduct and Statement of Principles (the “Related Person Transaction Policy”). The Related Person Transaction Policy operates in conjunction with the Company’s Standards of Business Conduct and is applicable to all transactions, arrangements or relationships in which: (a) the aggregate amount involved is material to the individual, and in any event, to any transaction in which the amount may be expected to exceed $120,000 in any calendar year; (b) the Company is a participant; and (c) any Related Person (as that term is defined in Item 404 under Regulation

S-K of the Securities Act of 1933, as amended) has or will have a direct or indirect interest (a “Related Person Transaction”).

The Governance / Nominating Committee is charged with the review of any transactions with related persons. They may utilize outside legal counsel or the Company’s general counsel to provide opinions as to the appropriateness of any potential related party transaction. All directors and officers complete annual questionnaires regarding their stockholdings and transactions which may possibly be regarded as involving related parties. In considering any matter, the Governance / Nominating Committee will consider the terms of the Company’s Standards of Business Conduct, which directors and officers also commit to observe.

A Related Person Transaction is subject to review and approval or ratification by the Governance / Nominating Committee. As part of its review of each Related Person Transaction, the Governance / Nominating Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than the terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the Related Person’s interest in the transaction. The Related Person Transaction Policy also provides that certain transactions, based on their nature and/or monetary amount, are deemed to be pre-approved or ratified by the Committee and do not require separate approval or ratification. The Director involved in a Related Person Transaction will recuse himself/herself from any decision to approve or ratify such transaction.

The Governance / Nominating Committee’s activities with respect to the review and approval or ratification of all Related Person Transactions are reported periodically to the Board of Directors.

There were no Related Person Transactions for the year ended December 31, 2011.

Audit Committee Report

The Audit Committee of The Andersons, Inc. Board of Directors is comprised of four independent directors and operates under a written charter. The Audit Committee appoints, establishes fees to, pre-approves non-audit services provided by, and evaluates the performance of, the Company’s independent registered public accounting firm. The Audit Committee’s appointment of the Company’s independent registered public accounting firm is presented to the shareholders in the annual proxy statement for ratification.

Management is responsible for the Company’s internal controls, financial reporting process and compliance with laws and regulations and ethical business standards. The Company’s independent registered public accounting firm is responsible for performing an audit of the consolidated financial statements of the Company in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and assessing the effectiveness of the Company’s internal controls over financial reporting and for issuing their reports. The Audit Committee is responsible for monitoring and overseeing these processes.

In this context, the Audit Committee has met and held separate discussions with management, the Company’s internal audit director and the independent registered public accounting firm. Management represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management, the Company’s Director of Internal Audit and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm matters required to be discussed by PCAOB AU Section 380 Communications with Audit Committees and reviewed all material written communications between the independent registered public accounting firm and management.

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures required by PCAOB Rule 3526 Communication with Audit Committees Concerning

Independence, and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The Audit Committee has also reviewed the services provided by the independent registered public accounting firm (as disclosed below under the caption “Audit and Other Fees”) when considering their independence.

Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
David L. Nichols (Chair), Catherine M. Kilbane, Donald L. Mennel,
Jacqueline F. Woods

Use of Compensation Consultants

To date, the Compensation and Leadership Development Committee of the Board of Directors has not engaged independent compensation consultants but has express authority to do so. Management of the Company has engaged two separate consultants as noted in the Compensation Discussion and Analysis section of the document. Findley Davies’ (one of the two firms) role in providing executive compensation consulting was primarily focused on providing benchmarking data and analysis but did not recommend specific director or executive compensation levels. Findley Davies provided both compensation consulting and other services to the Company in 2011 as follows:

Fees	2011	2010
Executive Compensation Consulting	$48,898	$84,416
Fees for other consulting and actuarial services (1)	466,513	531,883

Total	$515,411	$616,299

(1)	Services include consulting, communications, and technical support of the Company’s health and welfare and retirement plans. In 2011 and 2010, $50,457 and $52,930, respectively, was charged directly to the pension trust. Major changes were made to the Company’s health care plans during 2010 which required significant consulting, technical, and communications support.

Compensation / Risk Relationship

Company management has reviewed the compensation programs established for all employees and determined that certain aspects of our incentive programs may encourage the taking of undue risk positions, but that such situations are infrequent and mitigated by compensating controls. In all cases, the Company believes that it has appropriate mitigating controls and that compensation policies and practices are not reasonably likely to have a material adverse effect on the Company. The results of this review are discussed below:

(a)

One Year Income Incentives. The Company’s annual cash compensation program for management (MPP) is generally based on one year of income performance as defined by U.S. generally accepted accounting principles. By measuring only one year of income results, an incentive can be created to maximize short-term, same year profits by making unwise credit decisions which might increase long-term counterparty risk. This incentive is mitigated by the following: (i) the Company caps all short-term incentive compensation at two times the targeted amount for each position; (ii) the Company’s Vice President Finance & Treasurer must establish all credit limits above any material size (varies by business group); (iii) a majority of management employees who participate in MPP also participate in the Company’s long-term equity compensation program, which is coupled with equity retention requirements (which are large in the case of senior officers); and (iv) losses in subsequent years from imprudent credit decisions will reduce compensation in such subsequent years. No claw-back provisions currently exist which would require disgorgement by any officer or employee of previously paid MPP payments should subsequent financial results indicate that undue risk positions were taken by such person, although the Company will implement the new claw-back provisions required under the Dodd-Frank Act in connection with required restatement of financial statements following issuance by the Securities and Exchange Commission of final regulations governing such provisions, which is expected to occur in 2012.

(b)	Performance Share Units. Company officers receive Performance Share Units (PSUs) that vest based upon service and performance which is measured by three years of cumulative diluted earnings per share on a rolling basis. Absent mitigating controls to monitor equity transactions and manage the Company’s leverage, this award might otherwise induce actions to be taken to improve Company earnings per share results by creating a riskier balance sheet position by increasing the Company’s leverage or through the use of cash to purchase shares on the open market. The PSU award criteria might also encourage aggressive acquisition strategies, under which the Company might incur imprudent amounts of debt to finance riskier acquisitions in order to increase short-term earnings per share and thereby increase PSU awards. This incentive is mitigated by the following controls: (i) acquisitions of any significance require the approval of the CEO and the Board of Directors; (ii) officers have large equity retention requirements, which would be negatively impacted by transactions with large inherent risk, (iii) the Company’s leverage is controlled by the CEO and the Vice President, Finance & Treasurer within levels approved by the Board of Directors.

(c)	Stock Appreciation Rights. From 2006-2010, the Company awarded Stock Only Stock Appreciation Rights (“SOSARs”) in lieu of traditional stock options. SOSARs are awards paid in shares of Company stock whose number is determined based on the share price appreciation (at the exercise date) of the number of shares granted. While the Company’s SOSAR program presents a long-term incentive different than traditional stock options, it nonetheless presents executives with the choice of when to exercise the right to acquire the shares that become available as a result of stock appreciation under the program. In that respect, SOSARs, like any stock option, can encourage executives to enter into transactions with long-term risks which may result in short-term gains in stock price at the expense of the Company’s long-term financial performance. The temptation to engage in such transactions is mitigated by the following controls: (i) major transactions which might affect short-term stock price require the approval of both the CEO, as well as the Board, and (ii) our internal criteria for approving major investments utilizes a RAROC (Risk Adjusted Return on Capital) analysis whereby riskier investments require higher reward prospects for approval, making approval more difficult to achieve.

(d)	Restricted Share Awards. In 2011, the Company replaced the SOSAR equity award with full value Restricted Share Awards (“RSAs”). Restricted shares are delivered at grant date and vest over a three year period. The main objective of RSAs is to promote retention. To a lesser extent, they also create focus on share price and alignment with shareholders, but the Company does not feel this is significant enough to encourage the taking of undue risk positions.

Appointment of Independent Registered Public Accounting Firm

Independent Registered Public Accounting Firm

PricewaterhouseCoopers LLP (“PwC”) served as the Company’s independent registered public accounting firm for the year ended December 31, 2011. The Audit Committee has appointed PwC as the independent registered public accounting firm of the Company for the year ending December 31, 2012.

Representatives from PwC are expected to attend the annual meeting. They will have an opportunity to make a statement at the meeting if they desire to do so and are expected to be available to respond to questions.

Audit and Other Fees

During 2011, PwC not only acted as the Company’s independent registered public accounting firm but also rendered other services to the Company. The following table sets forth the aggregate fees for professional services rendered by PwC for audit, tax and other services in 2011 and 2010:

Fees	2011	2010
Audit (1)	$1,673,600	$1,552,766
Audit-related (4)	—	195,201
Tax (2)	105,051	50,855
Other (3)	2,600	2,600

Total	$1,781,251	$1,801,422

(1)	Fees for professional services rendered for the audit of the consolidated financial statements, statutory and subsidiary audits, consents, and assistance with review of documents filed with the SEC.
(2)	Fees for services related to tax consultations and tax planning projects.
(3)	Annual license fee for technical accounting research software.
(4)	Fees for a review of the Company’s accounting policies and practices in comparison with International Financial Reporting Standards.

Policy on Audit Committee Pre-Approval of Services Performed by the Independent Registered Public Accounting Firm

In accordance with the Securities and Exchange Commission’s rules issued pursuant to the Sarbanes-Oxley Act of 2002 which require, among other things, that the Audit Committee pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm, the Audit Committee has adopted a formal policy on auditor independence requiring the approval by the Audit Committee of all professional services rendered by the Company’s independent registered public accounting firm. Under this policy, the Audit Committee specifically pre-approves at the beginning of each fiscal year all audit and audit-related services to be provided by the independent registered public accounting firm during that fiscal year within a general budget. The Audit Committee is updated as to the actual billings for these items at each meeting.

Tax and all other services that are permitted to be performed by the independent registered public accounting firm, but could also be performed by other service providers, require specific pre-approval by the Audit Committee after considering the impact of these services on auditor independence. If the Audit Committee pre-approves services in these categories by the independent registered public accounting firm, the Audit Committee is updated at each meeting as to the actual fees billed under each project.

Since May 6, 2003, 100% of the tax and other fees were pre-approved by the Audit Committee. All fees noted above were for employees of PwC.

Proposal to Ratify the Appointment of Independent Registered Public Accounting Firm

The Audit Committee has hired and the Board of Directors has approved PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the consolidated financial statements of the Company for fiscal year 2012. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make any statements they desire, and will also be available to respond to appropriate questions from shareholders.

If the shareholders do not ratify this appointment by a majority of the shares represented in person or by proxy at the Annual Meeting, the Audit Committee will consider other independent registered public accounting firms. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our shareholders.

The Board of Directors recommends a vote FOR ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm.

Proposal for an Advisory Vote on Executive Compensation

As required by Section 14A of the Exchange Act, as amended by the Dodd-Frank Act, the Board is submitting a non-binding advisory vote to our shareholders on the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis included within this proxy statement.

Please refer to the Compensation Discussion and Analysis contained in this proxy statement for a description of the philosophy and design strategy of our compensation programs, our peer group benchmarking, and the actual values given as compensation for our named executive officers.

We believe that our executive compensation programs appropriately link pay to performance and are well aligned with the long-term interests of our shareholders. We believe that the compensation we have given, viewed in the context of our current year results – record income and increasing market price ($43.66 at December 31, 2011 compared to $36.35 at December 31, 2010) demonstrate the appropriateness of our executive compensation practices.

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement is hereby APPROVED on an advisory basis.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation and Leadership Development Committee will review and consider the voting results when making future decisions regarding our executive compensation program.

Accordingly, the Board of Directors unanimously recommends a vote FOR the approval of the advisory resolution on executive compensation.

Share Ownership

Shares Owned by Directors and Executive Officers

The following table indicates the number of Common Shares beneficially owned as of February 29, 2012. The table displays this information for the directors and executive officers as a group, for each director individually and for each of the Named Executive Officers (as defined hereafter). Unless otherwise indicated, each person has sole investment and voting power with respect to the shares set forth in the following table. Except as noted below, the address of the beneficial owners is The Andersons, Inc., 480 West Dussel Drive, Maumee, Ohio 43537.

	Amount and Nature of Shares Beneficially Owned
Name	SOSARs / Options (a)(g)	Common Shares		Aggregate Number Of Shares Beneficially Owned	Percent of Class (b)
Dennis J. Addis	9,236	29,842	(c)	39,078	*
Michael J. Anderson	61,367	328,737	(d)	390,104	2.1%
Gerard M. Anderson	8,307	212,259		220,566	1.2%
Nicholas J. Conrad	1,256	6,667		7,923	*
Catherine M. Kilbane	3,133	7,822		10,955	*
Robert J. King, Jr.	9,500	5,267		14,767	*
Ross W. Manire	7,100	1,041		8,141	*
Donald L. Mennel	9,500	49,188	(e)	58,688	*
David L. Nichols	3,133	15,131		18,264	*
Harold M. Reed	12,550	42,704		55,254	*
Naran U. Burchinow	8,266	5,782		14,048	*
John T. Stout, Jr.	2,748	3,366		6,114	*
Jacqueline F. Woods	9,500	16,972		26,472	*
All directors and executive officers as a group (21 persons (f))	200,221	1,095,672		1,295,893	6.9%

(a)	Includes options exercisable within 60 days of February 29, 2012.
(b)	An asterisk denotes percentages less than one percent.
(c)	Includes 700 Common Shares owned by Jonathan Addis, Mr. Addis’s son. Mr. Addis disclaims beneficial ownership of such Common Shares. Includes 29,142 Common Shares owned by Dennis J. Addis, Trustee of the Dennis J. and Therese A. Addis Joint Revocable Trust.
(d)	Includes 100,092 Common Shares held by Mrs. Carol H. Anderson, Mr. Anderson’s spouse. Mr. Anderson disclaims beneficial ownership of such Common Shares.
(e)	Includes 9,067 Common Shares held by Donald M. Mennel trust and 825 shares held by Mrs. Louise Mennel, Mr. Mennel’s spouse. Mr. Mennel disclaims beneficial ownership of such Common Shares.
(f)	Includes three additional officers named as of January 1, 2012.

(g)	Vested 2008 SOSARs (stock appreciation rights that can only be settled in shares) are not included in this total as the February 29, 2012 market price of $43.09 would not trigger any delivery of shares to the holder upon exercise. Following are details of the excluded SOSARs that are currently vested and exercisable:

Name	Vested	Exercise price
Dennis J. Addis	6,000	$46.26
Michael J. Anderson	20,000	$46.26
Naran U. Burchinow	3,750	$46.26
Nicholas C. Conrad	1,100	$46.26
Catherine M. Kilbane	3,200	$46.26
Robert J. King, Jr.	3,200	$46.26
Donald L. Mennel	3,200	$46.26
David L. Nichols	3,200	$46.26
Harold M. Reed	6,675	$46.26
Jacqueline F. Woods	3,200	$46.26
All directors and executive officers as a group (21 persons)	71,670	$46.26

Share Ownership of Certain Beneficial Owners

The following table indicates the number of Common Shares beneficially owned by each shareholder who is known to own beneficially more than 5% of our Common Shares as of December 31, 2011:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Common Shares Beneficially Owned	Percent of Class as of December 31, 2011
Common Shares	The Vanguard Group, Inc. (a) 100 Vanguard Boulevard Malvern, PA 19355	949,387	5.13%
Common Shares	Blackrock, Inc. (b) 40 East 52nd Street New York, New York 10022	1,386,322	7.49%
Common Shares	Allianz Global Investors Capital LLC (c) 600 West Broadway Suite 2900 San Diego, California 92101 NFJ Investment Group LLC (c) 2100 Ross Avenue Suite 700 Dallas, Texas 75201	1,404,629	7.60%

(a)	Based upon information set forth in the Schedule 13G filed on February 8, 2012 by The Vanguard Group, Inc. The Vanguard Group, Inc. is an investment advisor and holding company with the sole power to vote and dispose of 949,387 Common Shares. Vanguard Fiduciary Trust Company (“VFTC”) is a wholly owned subsidiary of The Vanguard Group, Inc. and an investment manager of collective trust accounts with the sole power to vote and dispose of 26,613 Common Shares.
(b)	Based upon information set forth in the Schedule 13G filed on February 13, 2012 by Blackrock, Inc. Blackrock, Inc. is a holding company or control person with the sole power to vote and dispose of 1,386,322 Common Shares.
(c)	Based upon information set forth in the Schedule 13G filed on February 13, 2012 by Allianz Global Investors Capital LLC. Allianz Global Investors Capital LLC is an investment advisor and holding company with the sole power to vote and dispose of 64,300 Common Shares. NFJ Investment Group LLC is a wholly owned subsidiary of Allianz Global Investors Capital LLC and an investment advisor with the sole power to vote 1,323,729 Common Shares and sole dispositive power over 1,340,329 Common Shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires executive officers and directors to file reports of securities ownership and changes in such ownership with the Securities and Exchange Commission. In addition, persons that are not executive officers or directors but who beneficially own more than ten percent of Common Shares must also report under Section 16(a). Copies of all Section

16(a) forms filed by officers, directors and greater-than-10% owners are required to be provided to the Company.

We have reviewed the reports and written representations from the executive officers and directors. Based on our review, we believe that all filing requirements were met during 2011, except for the following:

•	Rasesh Shah filed a late Form 4 on January 7, 2011 for shares acquired through the Employer Stock Purchase Plan (ESPP);

•	Nicholas Conrad filed a late Form 4 on February 1, 2011 for shares used for taxes;

•	Tamara Sparks filed a late Form 4 on February 1, 2011 for shares used for taxes;

•	Harold Reed filed late Form 4s on September 22, 2011, December 12, 2011 and December 14, 2011 for small gifts of shares; and

•	Michael Anderson filed a late Form 4 on December 7, 2011 for a sale of shares.

Compensation and Leadership Development Committee Interlocks and Insider Participation

No member of our Compensation and Leadership Development Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of our Compensation and Leadership Development Committee.

Executive Compensation

Compensation and Leadership Development Committee Report

The Compensation and Leadership Development Committee has reviewed and discussed with management the Compensation Discussion and Analysis which follows, and, based on such review and discussion, recommends to the Board of Directors of The Andersons, Inc. that it be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2011.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE

Catherine M. Kilbane (chair), Robert J. King, Jr., Ross W. Manire, Jacqueline F. Woods

Compensation Discussion and Analysis

Executive Summary

The Company’s compensation strategy seeks to align the motivations and behaviors of our executive officers with the interests of our stockholders by basing short-term and long-term incentive components upon annual and long-term financial objectives. To do so, we provide cash in the form of salary and bonuses, and equity in the form of RSAs (Restricted Share Awards) and PSUs (Performance Share Units—convertible to common stock upon performance criteria being met). Prior to 2011, we also provided equity in the form of SOSARs (stock appreciation rights settled in stock only). All of these equity awards are described in detail in this Compensation Discussion & Analysis (“CD&A”). Our cash incentives are based on annual income results. The “NEO Cash Compensation and Diluted EPS” table that follows on page 30 illustrates our pay-for-performance approach to compensation. Our equity awards are based upon growth in earnings per share and income, and are further coupled with long-term stockholding requirements.

During 2011, we replaced the SOSAR equity award with full value Restricted Share Awards (“RSAs”). Additionally, we changed certain of the adjustment formulas used to determine the amount of RSAs and PSUs awarded. Under this change (a) the number of RSAs awarded is now adjusted based upon the Company’s prior year income performance and (b) the number of PSUs awarded is adjusted only for diluted earnings per share over a three year period. These changes were approved by the Compensation and Leadership Development Committee of the Board at its December 16, 2010 meeting and were implemented for the 2011 grant made on March 1, 2011. No major changes to our compensation policy are planned for 2012.

We establish both threshold and target levels for our incentives, and cap these formula based incentive awards, no matter how extraordinary the performance, at twice the target incentive. We believe our standards for threshold and target levels provide fair and challenging tests. In 2010, two business units exceeded their target and two achieved their threshold. In 2011, two business units exceeded their target and one achieved threshold. The relationship between annual incentive-based pay and performance is strong as evidenced by the graph of annual NEO cash compensation and diluted EPS.

Our compensation plans are critical in enabling the Company to recruit and retain talented employees. Our plans are notable for the scale of our benchmarking, in part due to the range of businesses we operate; and for their relative simplicity. There are no perquisites, unusual reimbursements or non-cash rewards (other than equity). We do not provide employment contracts, although we do have a severance policy and change of control plan, which is described in this CD&A.

During the first quarter of 2011, management began reporting the results of the Company’s Grain & Ethanol group as two separate reportable segments for external financial reporting. The Grain & Ethanol Group continued to be managed by one President—and evaluated together for bonus purposes—throughout 2011, so they are presented together below.

The Company’s executive compensation plans were approved by 86% of the shareholders in the 2011 proxy. In the 2011 proxy, the Company recommended that its executive compensation plans be subject to a shareholder say-on-pay vote annually, which was supported by 65% of the shareholders. The Company currently plans to again ask its shareholders their views on the frequency of say-on-pay votes in 2016. In view of the strong shareholder approval, we believe there is general support by the shareholders for the overall direction, philosophy and relative magnitude of our executive compensation plans. As a result, no material changes were made to the Company’s executive compensation plans in direct response to the voting results. Consistent with our recommendation, we are again submitting our executive compensation plans to the annual non-binding vote of the shareholders in this proxy statement.

Although not part of the Compensation Discussion and Analysis, the Company, like all public reporting companies, has engaged in a review of the relationship between our compensation plans, and the incentives of employees to undertake risk. The results of that review are reported under Compensation / Risk Relationship.

General Principles and Procedures

Compensation and Leadership Development Committee’s Role and Responsibilities

The Compensation and Leadership Development Committee, which is composed solely of independent directors, reviews all aspects of cash and long-term incentive compensation for executive officers and makes recommendations to the Board. The CEO along with the Vice President, Human Resources make initial recommendations to the Compensation and Leadership Development Committee and participate in Compensation and Leadership Development Committee discussions. The Compensation and Leadership Development Committee then makes recommendations related to the compensation provided to executive officers (including the NEOs) to the Board of Directors for their approval. Management retained Findley Davies, an independent human resource consulting, actuarial, and administrative services firm based in Toledo, Ohio to assist in the design and development of its equity-based executive compensation policies and non-qualified deferred compensation programs as well as to obtain some of the CEO and executive officers benchmark data. Management also retained the Hay Group, global management consultants headquartered in Philadelphia, Pennsylvania, to perform evaluations of executive positions and for benchmark competitive data.

The Compensation and Leadership Development Committee does not believe that the relative scale of our compensation warrants the use of consultants or advisors that are independent from those engaged by management.

Rewarding Performance and Achieving Objectives

Our compensation plans and policies are structured to achieve the following goals:

•	Compensation should reflect a balanced mix of short-term and long-term components.

•	Short-term cash compensation (which is both base pay and bonuses) should be based on annual Company, business unit and individual performance.

•	Long-term equity compensation should encourage achievement of the Company’s long-term performance goals and align the interests of executives with shareholders.

•	Executives should build and maintain appropriate levels of Company stock ownership so their interests continue to be aligned with the Company’s shareholders.

•	Compensation levels should be sufficient to attract and retain highly qualified employees.

•	Compensation should reflect individual performance and responsibilities.

The Components of Our Compensation

All NEOs are employed at will and have the same general compensation components, which are:

•	Base salary, paid in cash;

•	Bonuses or “short-term incentive compensation,” paid in cash; and

•	Equity or “long-term incentive compensation,” paid in the form of equity grants as discussed below.

The combined base salary and short-term incentive compensation is called the Company’s Total Cash Compensation. Total Cash Compensation combined with long-term incentive compensation is called Total Direct Compensation. Each component is described in greater detail below.

Benchmarking

For all salaried positions, including our NEOs, we compare our compensation to that of other companies annually. We use the Compensation Planning and Executive Compensation Surveys, an annual study of U.S. businesses, produced by the Hay Group, for such comparisons. Specifically for the majority of salaried positions from entry level to executive levels, we selected companies from the Hay Group’s survey list of participants to create an index of 285 companies, with average revenue of approximately $1 billion, and with average employment of approximately 3,100 employees. We have consistently utilized an index of companies whose average revenues are lower than our actual revenues as we believe that our commodities-based business creates revenue figures that overstate our true peer size, and we have sought to avoid the upward compensation pressure that an index of companies with larger revenue might create. The current index includes representation from a broad range of industries similar to those that we compete in, such as manufacturing, chemicals, energy, food / beverage / tobacco, retail, wholesale, and transportation, among others. The list of companies that make up this peer index is included in Appendix A and is consistent with the prior year. For the CEO, we also utilize information from the proxy reports of a peer group of 27 companies selected based on financial criteria that were comparable to our own. This information is provided by Findley Davies and was utilized in a broader study of executive compensation, described below, which included our NEOs. In addition to sales and industry, we considered net income, total assets, market capitalization and return metrics including return on revenue, assets and equity. In addition to meeting the financial criteria, some companies were selected based on having a business model similar to ours (i.e., operations in multiple industries). This list of 27 companies is displayed in Appendix B and is consistent with the prior year. Our current pay strategy is to have Total Direct Compensation (base salary, short-term incentive and long-term incentive) on a par with the median of our competitive benchmark if annually established Target levels of pre-tax income performance at the Company and business segment level are achieved. We set base salary below the 50th percentile and use short-term and long-term incentive pay to bring the NEO’s Total Direct Compensation to the 50th percentile when Target performance levels are reached. For the CEO, an average of the 25th percentile and 50th percentile from the two peer groups described above are used to develop a target range for Total Cash and Total Direct Compensation. We believe this approach strikes a balance between the broader Hay peer group information used for lower levels of the Company with CEO information from organizations that are more directly aligned with us in terms of the criteria described above.

For 2011, management of the Company retained the Hay Group and Findlay Davies to undertake a specific review of the competitiveness of the Company’s Total Direct Compensation (base salary, cash bonus and long-term compensation) based upon the Company’s compensation goals. The two advisors analyzed peer groups, market data and evaluated position requirements. The results were discussed with the Compensation and Leadership Development Committee, which did not commission an independent third party review.

Following is an overview of the 2011 components of Total Direct Compensation for Named Executive Officers:

		Element	Description	Objective	Delivery
Total Direct Compensation	Total Cash Compensation	Base Salary	A base salary range for each NEO is created, the midpoint of which is below the 50th percentile of benchmark (25th in the case of the CEO). The range extends from 80% of midpoint to 120% of midpoint.	Payment for day to day performance of job accountabilities. Range allows for merit based increases.	Cash

Short-term Incentive Compensation – Management Performance Program	A cash bonus based
upon salary range
midpoint and
position. The total
bonus reflects the
sum of an
individual formula
amount - as
described in Bonus,
Performance
Targets &
Thresholds below -
plus the
discretionary
allocation of a pool
created by
			Company formula.	Incentive for annual pre-tax income performance plus other non-financial objectives. Allocation of discretionary Company pool based on overall value-add performance and individual formula achievement.	Cash

Long-term Incentives	Performance Share Units (PSUs)	Grant amount based on half of the position’s total direct compensation benchmark. Cumulative diluted earnings per share over a three year period determines the amount of the award actually issued.	Requires future
earnings per share
growth on a three
year cumulative
basis. Partial
vesting permitted
for termination of
employment other
than for cause.
Incentive for
longer-term focus
and alignment with
				shareholders	Conversion of units to common shares (if earned) at end of performance period

		Restricted Stock Awards (RSAs)	Grant amount based on half of the position’s total direct compensation benchmark and an adjustment factor based on prior year income results, as described in the Adjustment Factor table on page 31.	Promotes retention due to the three year vesting period. Also creates focus on share price and alignment with shareholders.	Delivery of restricted shares at grant date. Shares vest after three years and may then be sold.

2011 Executive Compensation Components

Base Pay

For all NEO salaried positions, benchmark data is utilized to establish a base salary range. Each range has a midpoint and lower and upper limits of 80% to 120% of the midpoint. For the base pay of NEOs, we target the range between the 25th and 50th percentiles of our competitive benchmark for our salary midpoints. The base pay of our CEO is targeted at the 25th percentile. The range for executive officers immediately below the CEO begins at approximately the 37th percentile for business group presidents and is gradually increased toward the 50th percentile for our corporate vice presidents. Generally, annual increases to base salary for each NEO are determined by the CEO and approved by the Compensation and Leadership Development Committee, based upon the NEO’s current salary relative to their salary midpoint, individual performance and the Company’s expectations for overall wage expense increases. Larger salary increases may occur when promotions or additional accountabilities create additional value for a specific position, benchmark studies indicate that an adjustment is necessary to maintain market competitiveness, or based upon considerations of internal equity with other similarly situated NEOs. In the case of the CEO, base salary is determined by the Compensation and Leadership Development Committee and approved by the full Board of Directors.

Following is a chart setting forth NEO annualized base salary for 2011 and 2010 and the percentage change and 2011 actual base earnings. The aforementioned study examined our executive compensation philosophy and structure, including an analysis of external competitiveness and an evaluation of executive job responsibilities for internal equity. Our compensation philosophy of targeting salary range midpoints for NEO’s below the 50th percentile of the competitive benchmark and at the 25th percentile for the CEO was reaffirmed. After considering market adjustments and the evaluation of job responsibilities, most NEOs 2010 base salaries were well below the salary range midpoint for their position. The 2011 base salary adjustments for Dennis J. Addis and Harold M. Reed reflect a combination of promotion for increased job size and merit for performance. Other NEO salary adjustments reflect a combination of merit for performance and recognition that base pay is low relative to salary range midpoints that are purposefully set below the 50th percentile of our competitive benchmarks.

	2011 Annualized Base Salary	2010 Annualized Base Salary	% Change in Annualized Base Salary	2011 Base Salary as a % of Salary Range Midpoint	2011 Actual Base Earnings
Michael J. Anderson	$550,000	$525,000	4.8%	94.8%	$546,154
Richard R. George	$225,000	$218,500	3.0%	99.6%	$224,000
Nicholas C. Conrad	$189,500	$177,500	6.8%	89.3%	$187,654
Dennis J. Addis	$304,000	$272,000	11.8%	98.8%	$301,231
Harold M. Reed	$337,000	$301,000	12.0%	97.2%	$333,923
Naran U. Burchinow	$275,000	$263,000	4.6%	100.3%	$273,154

Bonus, Performance Targets & Thresholds

We believe that our cash bonus plan (which we call the Management Performance Program or “MPP”) encourages sound investment decisions, prudent asset management, and profitable group and

Company performance.

The Management Performance Program requires the setting of annual income “Thresholds” and “Targets” for each of the Company’s business groups and for the total Company. “Thresholds” are levels of pre-tax income that must be achieved before any MPP payment is earned. At Threshold performance, only minimum levels of MPP payments are earned. “Targets” are the levels of pre-tax income at which the resulting MPP payment will equal the targeted competitive level of compensation discussed under “Benchmarking” above. We attempt to set Threshold levels so that a minimum MPP payment will normally be earned absent poor performance or unusually difficult or unexpected adverse business conditions. We generally expect that Threshold levels of income will be achieved by all or nearly all our business groups annually. Targets are set to provide targeted compensation in the case of good performance. We generally expect a majority of our executives to achieve Target levels of income and resulting bonuses, although it would not be uncommon for one or more executives to fail to achieve Target in a single year. The total Company Target is less than the sum of the business group Targets due to corporate costs and expected returns on corporate assets that are not assigned to an individual business group.

The development of Targets begins with pre-tax income objectives for various types of on- and off-balance sheet assets employed in each business unit—working capital, property, plant & equipment, leased facilities and equipment, and equity investments in affiliates. By multiplying a business’ asset book balance by our target returns on investment, we produce an initial pre-tax “formula” in order to calculate Target and Threshold objectives. Each business unit’s formula Target and Threshold is adjusted for corporate-level expenses, the presence of service businesses that are not dependent on physical assets and non-income producing assets. Other qualitative adjustments to the calculated formula consider the market value of income producing assets and longer-term industry trends.

Target and Threshold amounts are not current year budgets or predictions (although not unrelated), but they do represent the expectation of return for the business group and the Company given our level of investment in that group. We take a longer-term view of performance due to the volatile nature of several of our businesses.

Income Targets and Thresholds for the coming year for each business unit are presented to the Compensation and Leadership Development Committee in the December meeting. The Committee then makes a recommendation to the Board of Directors for its approval. All 2011 Targets and Thresholds were determined through this process and were approved by the Board of Directors.

Significant changes in the asset base due to acquisition or additional investment in joint ventures that occur after approval will not cause a change to the approved Targets and Thresholds. Further, the income (or loss) from such acquisitions or additional investment will not be included in the income used for bonus calculations. The Targets and Thresholds impacting 2011 NEO compensation were as follows:

($000s)	Threshold	Target
Grain & Ethanol	$29,350	$62,000
Plant Nutrient	10,000	20,000
Rail	11,000	22,000
Turf & Specialty	2,750	5,500
Retail	100	5,250
Company	53,250	106,500

If the Company, as a whole, or an individual business unit exceeds Threshold, the amount available for formula bonuses will be increased proportionately. If Thresholds are not met, no formula bonuses are earned. If Target income is achieved, then bonus plus base salary will approach the competitive benchmarked target level for Total Cash Compensation. If Targets are exceeded, the amount available for formula bonuses continues to be increased proportionately, until reaching a cap of 200% of total target bonus. NEOs who are group Presidents earn 70% of their bonus on their individual group performance and 30% on overall Company performance. Beginning in 2010, certain NEOs earn a small portion of their formula bonus based on non-financial goals – primarily related to employee safety metrics. Michael J. Anderson, Richard R. George, Naran U. Burchinow and Nicholas C. Conrad earn 100% of their formula bonus based on Company performance. While our expectation is that each business unit will achieve at least Threshold returns resulting in at least a minimum formula bonus, this is not always possible due to the volatility of our industries.

For 2011, Dennis J. Addis received the maximum 200% of target formula bonus, primarily as a result of the income performance of the Plant Nutrient Group. The formula bonus was 70% of his total bonus and the remaining 30% was discretionary. In the individual bonus table that follows, we have included the percentage of total target bonus that was achieved for each of 2011 and 2010.

A second component of MPP includes a discretionary pool which is funded based upon total Company performance which is utilized by the CEO to increase bonuses, within parameters approved by the Compensation and Leadership Development Committee. The discretionary pool is 30% of the total MPP dollars at Target. Once the Company’s overall discretionary pool amount is determined, the CEO recommends to the Compensation and Leadership Development Committee the specific amounts to be paid to individual NEOs, based on his assessment of their business group and individual performance, unique challenges faced by such NEO’s industry or individual responsibilities as well as the level of formula MPP dollars earned based on pre-tax income performance. Individual discretionary amounts, as a percentage of the total bonus paid, will typically be clustered around 30%. This discretionary pool does not require the Company to meet Threshold level performance; however, the size of the pool is directly related to the Company’s pre-tax income performance relative to Target. While a discretionary pool is available at any level of pre-tax income, there is no pool if the Company incurs a loss. For 2011, the aggregate discretionary payments approved by the Compensation and Leadership Development Committee amounted to approximately 29% of the total MPP payment for all participants. This compares to 28% and 30% for 2010 and 2009, respectively. While the Company uses formula results and discretion to determine an NEO’s MPP payment, the program is managed and measured as a single program and any discretionary pool allocations are done with consideration of the purely quantitative measures.

For 2011, the Company’s reported pre-tax income, after a small downward adjustment for one time or unusual gains and losses (0.1%) exceeded our Target by 38%. This compares to 2010, when the Company’s reported pre-tax income, after a small upward adjustment for one time or unusual gains and losses (0.1%) exceeded our Target by 3%; and 2009 and 2008, when Target was not achieved in either year, but Threshold was exceeded by 24% and 11%, respectively. The discretionary bonus available for distribution was computed from these same results. In each of the four years prior to 2008, the Company’s performance exceeded Target resulting in above target bonuses for the Company-based component of MPP. Individual business groups for the NEOs had the following results:

	Company	Grain & Ethanol	Plant Nutrient
2011	Exceeded Target	Exceeded Target	Exceeded Target (a)
2010	Exceeded Target	Exceeded Target	Exceeded Target
2009	Met Threshold	Met Threshold	Met Threshold
2008	Met Threshold	Met Threshold	Did not meet Threshold
2007	Exceeded Target	Exceeded Target (a)	Exceeded Target (a)
2006	Exceeded Target	Exceeded Target	Met Threshold
2005	Exceeded Target	Exceeded Target	Exceeded Target
2004	Exceeded Target	Exceeded Target	Exceeded Target

(a)	For these groups, NEOs formula bonuses were limited due to the Company’s stated cap at an amount equal to 2 times the individual target payout.

Following are the 2011 and 2010 MPP payouts (including both formula and discretionary components) for each of the NEOs:

	MPP
	2011	% of Target	2010	% of Target
Michael J. Anderson	825,000	158%	490,000	100%
Richard R. George	200,000	150%	127,500	99%
Nicholas C. Conrad	180,000	151%	100,000	89%
Dennis J. Addis	460,000	199%	310,000	160%
Harold M. Reed	525,000	189%	385,000	164%
Naran U. Burchinow	275,000	152%	175,000	109%

Because the Company’s compensation strategy for NEOs puts a significant portion of the total cash compensation at risk as part of MPP, compensation should more closely follow Company / Group performance. Following is a graph with history that displays total bonuses and total cash (base salary plus MPP) for the Company’s various NEOs during each year. Finally, included on the graph are diluted earnings per share. Changes in the capital structure occurred only in mid-2006 when 2.3 million additional shares (approximately 14%) were issued. The Company believes that its volatility in cash compensation for NEOs is appropriate given the close correlation with the increased diluted earnings per share over this ten year period.

Year Earnings per Share Mike Dick Gary Nick Hal Denny Rash Naran Aggregate NEO Management Bonus w/o Gary or Nick

2000 0.67 125,000 30,000 26,000 120,000 50,000 12,500 364 (25,637)

2001 0.605 75,000 24,000 24,000 160,000 80,000 15,000 378 (23,622)

2002 0.96 200,000 60,000 55,000 150,000 110,000 45,000 620 (54,380)

2003 0.8 185,000 72,500 65,000 95,000 132,500 82,500 633 (64,368)

2004 1.28 300,000 82,500 77,500 180,000 155,000 225,000 1,020 (76,480)

2005 1.69 350,000 90,000 110,000 175,000 200,000 290,000 1,215 (108,785)

2006 2.19 400,000 125,000 135,000 205,000 100,000 225,000 1,190 (133,810)

2007 3.75 550,000 215,000 215,000 440,000 400,000 250,000 2,070 (212,930)

2008 1.79 135,000 45,000 45,000 145,000 - 155,000 525 (44,475)

2009 2.08 200,000 56,000 50,000 187,000 105,000 30,000 628 (49,372)

2010 3.48 490,000 127,500 - 100,000 385,000 310,000 110,000 1,523 (98,478)

2011 5.09 825,000 200,000 - 180,000 525,000 460,000 160,000 275,000 2,465 (177,535)

Base Salary

2000 328,750 150,116 150,120 160,000 132,000 168,000 1,089 (149,031)

2001 325,000 155,683 165,901 185,000 152,000 178,000 1,162 (164,739)

2002 300,000 163,552 169,191 193,333 162,833 181,333 1,170 (168,021)

2003 348,333 167,083 170,000 200,000 179,583 187,667 1,253 (168,747)

2004 366,667 173,750 174,167 205,167 198,750 203,500 1,322 (172,845)

2005 386,667 179,167 179,167 210,583 207,500 212,500 1,376 (177,791)

2006 415,385 184,616 184,616 230,769 221,154 240,385 1,477 (183,139)

2007 462,692 200,077 200,077 240,000 238,077 262,115 1,603 (198,474)

2008 494,231 210,885 210,885 274,327 260,192 275,500 1,726 (209,159)

2009 519,231 221,192 221,192 295,904 275,192 290,077 1,823 (219,369)

2010 521,154 217,654 175,961 299,000 270,923 285,231 1,770 (174,191)

2011 546,154 224,000 187,654 333,923 301,231 296,154 273,154 1,866 (185,788)

Total Cash

2000 1,452 1,452

2001 1,540 1,540

2002 1,790 1,790

2003 1,885 1,885

2004 2,342 2,342

2005 2,591 2,591

2006 2,667 2,667

2007 3,673 3,673

2008 2,251 2,251

2009 2,451 2,451

2010 3,292 (272,669)

2011 4,331 (363,323)

Equity Grants

Equity is issued to our executives under the Company’s 2005 Long-Term Compensation Plan. To do this, we establish a target long-term compensation (“LTC”) amount for each executive position. We initially target long-term compensation to be an amount which, when combined with our base salary and bonus, brings the aggregate of NEO Total Direct Compensation approximately to the median levels reported in our competitive analysis described under “Benchmarking” above. This LTC value is scaled to job size. For the 2011 grants, the NEOs targeted LTC value ranges from 135% of salary range midpoint for our CEO, and in the range of 32% to 80% of salary range midpoint for the remaining NEOs.

The Compensation and Leadership Development Committee established the mix of awards for the 2011 grant at 50% RSAs and 50% PSUs. The RSAs cliff vest 34 months after the date of grant.

The amount of equity targeted for grants of RSA’s depends upon the Company’s achievement of its Target pre-tax income in the calendar year just ended. Similar to the bonus plan, the CEO is granted the discretionary ability to further increase or reduce equity grants of RSA’s, subject to the approval of the Compensation and Leadership Development Committee, based on his evaluation of an individual’s performance, business group performance and other extenuating factors he deems appropriate. In 2011, the equity grants ranged from 97% to 104% of the formula-based equity targets. The Compensation and Leadership Development Committee approves all final equity compensation grants.

For the 2010 and prior equity grants, actual Company income performance served as an Adjustment Factor – affecting the SOSAR and PSU target amounts granted as follows:

Income as a % of Target Income	Adjustment Factor for Equity Grants
120% and above	125%
80% to 119%	100%
Threshold to 79%	75%
Income to Threshold	50%
Pre-tax Loss	0%

Grants of LTC for 2010 were made at the 75% level as the Company exceeded threshold by 24% but did not reach Target income.

Along with the change from SOSARs to RSAs in 2011, the Company also modified the Adjustment Factor formula used to determine the actual number of RSAs to be awarded for Company financial performance from the Adjustment Factor formula previously used for SOSARs. The RSA Adjustment Factor for 2011 and future grants is as follows:

Pre-tax Income as a % of Target Income	Adjustment Factor applied to RSAs
125% and above	125%
76% to 124%	100%
75% and Below	75%

Grants of RSAs for 2011 were made at the 100% level, as the Company exceeded Target by 3%. In prior years, all equity awards were influenced by the above adjustment factor, including PSUs. Beginning in 2011, the targeted amount of PSUs available for issuance was not adjusted upward or downward based on the Adjustment Factor chart.

Performance Share Units

As noted above, for 2010 and earlier, the target amount of PSUs available for issuance was determined by the Adjustment Factor chart. The actual number of PSUs issued was then subject to the three year earnings per share test described below. For 2011, the PSUs available for issuance is based solely on 50% of the named executive’s targeted LTC value as described previously. The three year earnings per share test will continue to determine how many PSUs are then actually issued.

The Company believes that because the PSUs ultimately issued were intended to be based upon a multi-year earnings per share test, reliance upon the income-based Adjustment Factor to determine the number of available PSUs unnecessarily clouded the relationship with earnings per share. In the Company’s view, the RSA component of LTC (described below) provides a sufficient incentive tied to income Targets.

PSUs deliver Company stock based on the achievement of specific financial goals. Our PSUs are earned over a three year period based on cumulative diluted Earnings Per Share (“EPS”) performance measured against threshold and target 3 year growth goals. Threshold goals are a floor, so that performance below “threshold” results in no PSU award delivery. Threshold goals are set at a level which would be achieved in an average year and there is an expectation that Threshold goals will be met more often than not. Target goals are set at a level which would be achieved only in a good or better year. In order to achieve the maximum PSU award, exceptional EPS growth performance must be achieved over the three year performance period.

PSUs provide the same advantages as restricted stock in that they require fewer shares than stock options to deliver equivalent compensation. Unlike restricted stock, which requires only continued service to be earned by the executive, the Company believes PSUs help align compensation with stockholder return, and emphasize the Company’s pay-for-performance philosophy. Dividends on awarded PSUs are delivered in the form of additional shares at the end of the performance period equivalent to the dollar value of dividends on the number of shares ultimately awarded.

For 2011, the starting point for the maximum vesting level was EPS at 2011 Target income. The starting point for the Threshold vesting level was set to 2011 budgeted EPS. The starting point for Target vesting was 102% of the Threshold vesting level. The growth rate applied to the starting point for maximum vesting of PSUs was 10%, Target vesting was 7% and Threshold vesting was 3%. The cumulative percentage improvement needed to get from Threshold to Target was 6.4% and from Target to maximum another 5.8%

For the three calendar years ended December 31, 2011, the Company’s actual three year diluted EPS was $10.65 on a PSU target goal of $11.12. This resulted in a stock award equal to 40% of the maximum available award. For the three calendar years ended December 31, 2010, the Company’s actual three year diluted EPS was $7.35 which did not meet the Threshold level for the 2008 grant of $9.33 and no shares were awarded. For calendar 2007 – 2009, the Company’s actual three year diluted EPS was $7.62 (annual growth of 8% ) on a PSU target goal of $7.36 (7% annual growth from the 2007 budget EPS). This resulted in a stock award equal to 57% of the maximum available award. The following table displays Thresholds, Targets and maximum awards for the PSUs outstanding at December 31, 2011. The maximum amount of PSUs for the three years ended 2008 and 2007 were awarded in January 2009 and 2008, respectively.

Three Year Cumulative Diluted Earnings Per Share	Threshold	Target growth (1)	Maximum growth (2)	Actual	Percent of Maximum Awarded
3 years ended 2011	$6.37	$11.12	$11.90	$10.65	40%
3 years ended 2012	$8.53	$10.02	$11.78
3 years ended 2013	$10.69	$11.38	$12.04

(1)	Level at which 100% of performance adjusted LTC is achieved.
(2)	Level at which 200% of performance adjusted LTC is achieved.

Incentive Value of Long-Term Compensation

We believe the use of the equity awards described above creates long-term incentives that balance the goals of growing stock price and strong Company earnings. We also believe that the 2011 program adjustment to replace SOSARs with RSAs further enhances the long-term equity compensation program as described earlier. Finally, we feel the revised methodology used to determine the maximum RSAs and PSUs available for issuance simplifies the relationship between income performance and RSAs on the one hand, and earnings per share and PSUs on the other.

2011 LTC Equity Awards

The number of equity awards granted to NEOs is determined by dividing the adjusted LTC target dollar value by our estimate of the likely fair market value of the award on the date of grant. In 2011, the Compensation and Leadership Development Committee approved the number of grants to be awarded on the fixed grant date of March 1, 2011 at the February 21, 2011 meeting. The exercise price of $47.80 was the closing price on the grant date.

We do not time the release of material nonpublic information for the purpose of affecting the value of executive compensation. We may issue shares to executives who join the Company at the closing of corporate acquisitions but do not generally issue equity compensation to employees outside of the annual grant. New non-employee members of the Board of Directors receive an equity grant when they join the Board. Prior to 2011, this was a SOSAR grant.

Following is the combined fair value of the equity grants made under the 2005 Long-Term Compensation Plan for both 2011 and 2010 grants made to the NEOs. The value below is computed in accordance with Statement of Financial Accounting Standard 123(R), “Share Based Payment,” as described in Note 14 to the Company’s audited financial statements included in the Annual Report on Form 10-K, Item 8.

	LTC (Value)		LTC (Value)
	2011 maximum	2011 target	2010 maximum	2010 target
Michael J. Anderson	$1,128,558	$752,372	$661,525	$455,200
Richard R. George	114,720	76,480	92,153	63,333
Nicholas C. Conrad	103,487	69,071	80,358	55,304
Dennis J. Addis	263,378	175,665	172,700	118,663
Harold M. Reed	414,911	277,008	197,080	134,625
Naran U. Burchinow	166,344	110,896	121,355	83,365

The 2011 grant of RSAs was made at 100% of the target LTC since pre-tax income for 2010 was 103% of Target income in accordance with the new (beginning in 2011) Adjustment Factor table on page 31. In accordance with a change in the long-term equity incentive delivery methods, the 2011 award of PSUs was made at 100% of target rather than in accordance with the table on page 31. Coincidentally, the amount awarded for 2011 would be at 100% of target using either method. Our 2009 pre-tax income as a percentage of Target income was 61%, which resulted in a grant at 75% of the target LTC in accordance with the old (2010 and prior) Adjustment factor table on page 31. All grants are approved by the Compensation and Leadership Development Committee.

Our 2011 adjusted income (base for our 2012 grants) was 138% of Target income. This resulted in a 2012 grant of RSAs at 125% of the target LTC in accordance with the table on page 31. As in 2011, the 2012 award of PSUs was made at 100% of target rather than in accordance with the table.

For grants of RSAs made on or after March 31, 2012, a Plan amendment has been approved to change from full (100%) accelerated vesting in the event of death, retirement, or disability to prorated accelerated vesting based on the number of days of active employment (rounded to the nearest full month).

Stock Ownership and Retention Policy

Our Board has adopted a stock ownership and retention policy that applies to all employees and directors who receive equity compensation. The policy is intended to align the interests of Directors, executives and other managers with the interests of the Company’s shareholders by ensuring that executives maintain significant levels of stock in the Company throughout their careers. Our policy specifies both a guideline number of shares that should be owned (the number varies by position), as well as a percentage of additional shares which must be retained as further shares are acquired under the long-term compensation plans. Company officers are required to retain at least 75% of the net shares acquired through the plan until their guideline shareholding level is achieved. Thereafter, they are required to retain 25% of the future net shares which they acquire, subject to a maximum retention requirement of two times their established guideline. The guideline shareholding requirements for NEO positions during 2011 were as follows:

Position	Shares
CEO	70,000
Group Presidents	20,000
NEO Corporate Vice Presidents	9,000

The guideline shareholding requirement for the new COO position in 2012 is 30,000 shares. Also in 2012, the guideline shareholding requirements for the Vice President, General Counsel and the Vice

President, Human Resources were increased to 12,000 shares. The guideline for all other Corporate Vice Presidents remained at 9,000 shares.

The Compensation and Leadership Development Committee has approved a reduction in the holding requirements for participants approaching retirement. This reduction begins at two years from retirement and drops the guideline shareholding by 1/3 and by another 1/3 at one year from normal retirement age.

Impact on Executive Compensation from Restatement of Financials

In accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, the CEO, the Vice President, Finance & Treasurer, and the Vice President, Controller (the Company has no single chief financial officer) may be required to reimburse the Company bonuses, or other incentive-based or equity-based compensation, and profits from securities sales following certain financial restatements resulting from misconduct. Currently, we have not adopted a policy regarding retroactive adjustments to cash or equity-based compensation paid to our executive officers, where the payments were based on the achievement of financial results that were subsequently the subject of a financial restatement. We will adopt a general compensation recovery, or clawback, policy covering our annual and long-term incentive award plans after the SEC issues final rules implementing the requirement of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. We anticipate that the policy we adopt to comply with the final SEC rules regarding Section 954 will cover a much broader range of management positions than is currently required under the Sarbanes-Oxley Act. Preliminary rulemaking is expected to occur in 2012 with final SEC rules to be adopted thereafter.

Post-Termination Compensation/Retirement Programs

Our overall retirement philosophy is to provide plans that are competitive, cost effective and work together with Social Security and employee savings to provide meaningful retirement benefits.

There are four separate retirement programs:

•	Defined Benefit Pension Plan (DBPP)—provides lifetime benefit tied to compensation and years of service. Benefit for NEOs were frozen effective July 1, 2010.

•

Supplemental Retirement Plan (SRP)—works in conjunction with DBPP to restore benefits to employees that would otherwise be lost due to statutory limitations applied to the DBPP. Benefit for NEOs were frozen effective July 1, 2010.

•

Retirement Savings & Investment Plan (401(k))—promotes employee savings for retirement, with Company matching on a portion of the savings and future contributions for non-retail participants. At the time of the pension freeze in 2010, the Company began making an additional transition contribution, calculated from a combination of age and years of service, which results in a contribution equal to 4% of wages for each of the NEO’s. Favorable Company results could add an additional 1% contribution for any year.

•	Deferred Compensation Plan (DCP)—works in conjunction with the 401(k) to provide additional elective deferral opportunities to key executives.

Post-Retirement Medical Benefits

We have a Retiree Health Care Plan that provides post-retirement medical benefits to all eligible full-time employees as of December 31, 2002. The Retiree Health Care Plan is not available to those individuals hired after January 1, 2003. There are no benefit differences under this Retiree Health Care Plan between executives and non-executives.

Post-Employment Contracts

In January 2009, we entered into agreements with our NEOs and certain other key employees that require us to provide compensation to them in the event of a non-elective termination of employment or a change in control of the Company. We have historically provided a uniform severance plan for all employees, including executives, in the event of job elimination. Certain vesting periods under our long-term incentive (equity) plans may accelerate under certain termination and change of control situations, as more fully described below in “Termination / Change in Control Payments.” These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or NEO’s business group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. The agreements are intended to help assure continuation of management during potential change of control situations, and to assist in recruiting and retention of key executives.

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended December 31, 2011, 2010 and 2009.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)(5)	Non- Equity Incentive Plan Compen- sation ($)(6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(7)	All Other Compen- sation ($)(8)	Total ($)
Michael J. Anderson
President and Chief Executive Officer	2011 2010 2009	$546,154 521,154 519,231	$ — — —	$752,372 206,325 97,527	$ — 248,875 88,264	$825,000 490,000 200,000	$465,106 577,026 251,804	$97,368 33,505 15,905	$2,686,000 2,076,885 1,172,731
Richard R. George (11)
Vice President, Controller	2011 2010 2009	224,000 217,654 221,192	— — —	76,480 28,820 15,153	— 34,513 13,464	200,000 127,500 56,000	158,697 156,033 106,259	21,924 15,711 11,091	681,101 580,231 423,159
Nicholas C. Conrad
Vice President, Finance & Treasurer	2011 2010 2009	187,654 175,961 160,929	— — —	69,071 25,054 6,337	— 30,250 5,872	180,000 100,000 35,000	106,618 90,705 82,589	12,621 13,195 10,172	555,964 435,165 300,899
Dennis J. Addis
President, Plant Nutrient Group (9)	2011 2010 2009	301,231 270,923 275,192	— — —	175,665 54,038 17,081	— 64,625 16,456	460,000 310,000 105,000	225,905 241,335 106,712	47,369 18,182 11,490	1,210,170 959,103 531,931
Harold M. Reed
President, Grain & Ethanol Group (10)	2011 2010 2009	333,923 299,000 295,904	— — —	276,045 61,406 37,193	963 74,268 34,803	525,000 385,000 187,000	319,632 362,217 130,409	60,947 20,563 12,271	1,516,510 1,202,454 697,580
Naran U. Burchinow
Vice President, General Counsel and Secretary	2011 2010 2009	273,154 248,000 243,231	— — —	110,896 37,990 22,040	— 45,375 18,326	275,000 175,000 90,000	39,254 54,377 37,838	29,135 16,612 11,389	727,439 577,354 422,824

(1)	NEOs include the CEO, Vice President, Controller, and Vice President, Finance & Treasurer who certify the annual and quarterly reports we file with the SEC. The Company is not structured with one CFO; therefore, we have three certifying officers. The remaining three NEOs are the three next highest paid executive officers.

(2)	Salary for Harold M. Reed includes voluntary deductions for the Company’s qualified Section 423 employee share purchase plan (“ESPP”) which is available to all employees. Amounts withheld for 2011, 2010 and 2009 were $7,209, $4,860 and $4,409, respectively.
(3)	Annual bonus is delivered through a formula-based incentive compensation program and included in column (g).
(4)	Represents the grant date fair value of PSUs granted March 2, 2009, March 1, 2010 and March 1, 2011 and RSAs granted March 1, 2011 computed in accordance with the assumptions as noted in Note 14 to the Company’s audited financial statements included in Form 10-K, Item 8. Awards for Nicholas C. Conrad are the grant date fair value of RSAs granted on March 2, 2009 and March 1, 2011 and grant date fair value of PSUs granted March 1, 2010 and March 1, 2011 computed in accordance with the assumptions as noted in Note 14 to the Company’s audited financial statements included in the 2011 Form 10-K, Item 8. At each grant date, we expected to issue the target award under the PSU grants which is equal to 50% of the maximum award. Following are details of the grant date fair value of the maximum award for all NEOs:

Name and Position (1)	Year	Maximum Value Stock Awards($)
Michael J. Anderson President and Chief Executive Officer	2011 2010 2009	1,128,558 412,650 195,054
Richard R. George Vice President, Controller	2011 2010 2009	114,720 57,640 30,306
Nicholas C. Conrad Vice President, Finance & Treasurer	2011 2010 2009	103,487 50,108 6,337
Dennis J. Addis President, Plant Nutrient Group (9)	2011 2010 2009	263,378 108,075 34,162
Harold M. Reed President, Grain & Ethanol Group (10)	2011 2010 2009	413,948 122,813 74,386
Naran U. Burchinow Vice President, General Counsel and Secretary	2011 2010 2009	166,344 75,980 44,080

(5)	Represents the grant date fair value of SOSARs granted on March 2, 2009 and March 1, 2010 computed in accordance with the assumptions as noted in Note 14 to the Company’s audited financial statements included in the 2011 Form 10-K , Item 8. For Harold M. Reed, amounts shown also represent the fair value of the option component in the ESPP. The grant date fair value of this ESPP option is computed in accordance with the assumptions as noted in Note 14 to the Company’s audited financial statements included in the 2011 Form 10-K, Item 8.
(6)

Represents the annual Management Performance Program payout earned for each NEO as previously described. Approximately 70-75% of the award is based on specific results of the NEO’s formula program with the remainder of the award representing a portion of the Company “discretionary” pool which is also created through a formula. Overall awards (individual formula plus awards from the discretionary pool) are approved by the Compensation and Leadership

Development Committee.

(7)	Represents the annual change in the NEO’s accumulated benefit obligation. Defined benefit plans include the Defined Benefit Pension Plan and Supplemental Retirement Plan. See Note 6 to the Company’s audited financial statements included in Form 10-K, Item 8 for information about assumptions used in the computation of the defined benefit plans. The deferred compensation plan is a voluntary plan allowing for deferral of compensation for officers and highly compensated employees in excess of the limits imposed by the Internal Revenue Service under the Company’s 401(k) plan. Earnings on the deferred compensation are based on actual earnings on mutual funds held in a Rabbi trust owned by the Company and do not include any above market returns.
(8)	Represents the Company-match and transition benefit contributed to defined contribution plans (401(k) and Deferred Compensation Plan) on behalf of the named executive, life insurance premiums paid by the Company for each of the named executives, service awards, the optional cash payout of vacation not taken, restricted share dividends and the dollar value of dividend equivalents accrued on expected PSUs earned during the year. These dividend equivalents will be cumulated and converted into additional shares at the end of the performance period. The transition benefit commenced at July 1, 2010 for non-retail employees concurrent with the freeze of the defined benefit pension plan.
(9)	Dennis J. Addis served as President, Plant Nutrient Group for all years listed in the table. Effective January 1, 2012, he was named President, Grain Group.
(10)	Harold M. Reed served as President, Grain & Ethanol Group for all years listed in the table. Effective January 1, 2012, he was named Chief Operating Officer.
(11)	In connection with his pending retirement, Richard R. George resigned as an officer on December 31, 2011.

Grants of Plan-Based Awards

During 2011, we granted awards to our NEOs pursuant to the 2005 Long-Term Performance Compensation Plan and our MPP. Information with respect to each of the awards, including estimates regarding payouts during the relevant performance period under each of these awards on a grant by grant basis, is set forth below.

(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Name	Grant Date	Date of Board Action	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(5)	All Other Option Awards: Number of Securities Under- lying Options (#)(3)	Exercise or Base Price of Option Awards ($)(4)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maxi- mum ($)	Thres- hold (#)	Target (#)	Maxi- mum (#)
Michael J. Anderson	3/1/11	2/21/11	$109,650	$365,500	$731,000	1,574	7,870	15,740	7,870	—	$—	$376,186
Richard R. George	3/1/11	2/21/11	27,990	93,300	186,600	160	800	1,600	800	—	—	38,240
Nicholas C. Conrad	3/1/11	2/21/11	24,960	83,200	166,400	144	720	1,440	725	—	—	34,655
Dennis J. Addis	3/1/11	2/21/11	48,450	161,500	323,000	367	1,835	3,670	1,840	—	—	87,952
Harold M. Reed	1/1/11 3/1/11	2/23/07 2/21/11	— 58,260	— 194,200	— 388,400	— 577	— 2,885	— 5,770	— 2,890	205 —	36.350 —	963 138,142
Naran U. Burchinow	3/1/11	2/21/11	38,010	126,700	253,400	232	1,160	2,320	1,160	—	—	55,448

(1)	Amounts listed for the non-equity incentive compensation plan represent the individual formula maximum, target and threshold under the MPP program. The program also provides for an additional amount up to 25-30% of the overall pool which is subject to and funded by Company earnings. This discretionary pool is available for award to all plan participants. Determination of this award component is made by the President and CEO and approved by the Compensation and Leadership Development Committee. The President and CEO’s discretionary award is determined by the Compensation and Leadership Development Committee. As noted previously, the Company has elected to limit base salaries and place more compensation dollars “at risk” which may be earned in this incentive program. The Thresholds and Targets for each business unit and the total Company are presented by the Company for each NEO (and their business group) and are preliminarily approved by the Board in its December meeting prior to the beginning of the plan year.
(2)

Equity awards are PSUs which will be awarded based on the three year cumulative diluted EPS for the years 2011-2013. The maximum award in column (h) is made at 10% growth in this measure from a 2011 plan income baseline for diluted EPS with a threshold award (column (f)) at 3% growth from 2011 plan income baseline for diluted EPS. Cumulative diluted EPS for years ended 2011-2013 must equal a minimum of $10.69 to trigger the minimum award, $11.38 for the target award and the maximum award will be issued if $12.04 is attained. These awards require employment at the end of the performance period except in the case of death, permanent disability, retirement or termination without cause as a result of a sale of the business unit. If an employee meets one of these exceptions and if the award triggers at the end of three years, the grantee will receive a pro rata award. At the end of the three year performance period, the appropriate number of shares will be issued along with additional shares representing equivalent dividends paid to shareholders during the period. The Company is currently expensing this award at the maximum level (200% of target award) and expects that this is the most probable outcome at this time.

(3)	Option awards granted January 1, 2011 are shares purchased under the Company’s ESPP which has an option component allowing for the withholding of wages to purchase (at year end) common stock at the lower of the beginning of the year or end of the year price.
(4)	Exercise price is equal to the lower of the beginning of the year or end of the year price. For all 2011 awards granted January 1, 2011, the exercise price is $36.35, the closing price on December 31, 2010.
(5)	RSA’s granted March 1, 2011 with a grant date fair value of $47.80 per share, which represents the closing price on issuance date. Grants would also represent dividend equivalents on the 2008 PSU grant, had it been vested and issued as of January 1, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table summarizes equity awards granted to our NEOs that were outstanding at the end of fiscal 2011.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
Name	Number of securities underlying un-exercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Equity incentive plan awards: number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested ($)(3)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)(2)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
Michael J. Anderson	25,700	—	—	$42.3000	4/1/2012	—	—	—	—
	20,000	—	—	$46.2600	4/1/2013	—	—	—	—
	15,733	7,867	—	$11.0200	4/1/2014	—	—	—	—
	6,034	12,066	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	17,700	$772,782
	—	—	—	—	—	—	—	12,600	$550,116
	—	—	—	—	—	7,870	$343,604	—	—
	—	—	—	—	—	—	—	15,740	$687,208
Richard R. George	1,050	—	—	$46.2600	4/1/2013	—	—	—	—
	2,400	1,200	—	$11.0200	4/1/2014	—	—	—	—
	837	1,673	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	2,750	$120,065
	—	—	—	—	—	—	—	1,760	$76,842
	—	—	—	—	—	800	$34,928	—	—
	—	—	—	—	—	—	—	1,600	$69,856
Nicholas C. Conrad	300	—	—	$42.3000	4/1/2012	—	—	—	—
	1,100	—	—	$46.2600	4/1/2013	—	—	—	—
	—	523	—	$11.0200	4/1/2014	—	—	—	—
	—	1,466	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	575	$25,105	—	—
	—	—	—	—	—	—	—	1,530	$66,800
	—	—	—	—	—	725	$31,654	—	—
	—	—	—	—	—	—	—	1,440	$62,870
Dennis J. Addis	7,770	—	—	$42.3000	4/1/2012	—	—	—	—
	6,000	—	—	$46.2600	4/1/2013	—	—	—	—
	1,466	1,467	—	$11.0200	4/1/2014	—	—	—	—
	1,567	3,133	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	3,100	$135,346
	—	—	—	—	—	—	—	3,300	$144,078
	—	—	—	—	—	1,840	$80,334	—	—
	—	—	—	—	—	—	—	3,670	$160,232
Harold M. Reed	10,000	—	—	$42.3000	4/1/2012	—	—	—	—
	6,675	—	—	$46.2600	4/1/2013	—	—	—	—
	6,000	3,000	—	$11.0200	4/1/2014	—	—	—	—
	1,775	3,550	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	6,750	$294,705
	—	—	—	—	—	—	—	3,750	$163,725
	—	—	—	—	—	2,890	$126,177	—	—
	—	—	—	—	—	—	—	5,770	$251,918
Naran U. Burchinow	2,800	—	—	$42.3000	4/1/2012	—	—	—	—
	3,750	—	—	$46.2600	4/1/2013	—	—	—	—
	1,633	1,633	—	$11.0200	4/1/2014	—	—	—	—
	1,100	2,200	—	$32.7500	4/1/2015	—	—	—	—
	—	—	—	—	—	—	—	4,000	$174,640
	—	—	—	—	—	—	—	2,320	$101,291
	—	—	—	—	—	1,160	$50,646	—	—
	—	—	—	—	—	—	—	2,320	$101,291

(1)	Unvested SOSARs with an expiration date of April 1, 2014 and April 1, 2015 will be fully vested on March 2, 2012 and March 1, 2013, respectively. Awards made beginning in 2008 were made with graded vesting of one third after 12 months, another third after 24 months and the final third after 36 months.
(2)	Equity incentive plan awards that have not vested represent PSUs as described previously. These amounts represent the maximum award for each tranche with performance periods ending January 1, 2012, January 1, 2013 and January 1, 2014, respectively. The market value for these grants is based on a December 31, 2011 closing price of $43.66. Currently the Company expects payout at 40%, 100% and 100% for the performance periods ending January 1, 2012, 2013 and 2014, respectively.
(3)	Represents the market value of outstanding restricted shares at December 31, 2011 closing price of $43.66.

Option Exercises and Stock Vested

With respect to the NEOs, the following table provides information concerning stock options that were exercised during fiscal 2011. Stock awards that vested during fiscal 2011 were limited to RSAs held by one individual that were granted March 1, 2008. The PSUs granted in 2008 plus dividend equivalent shares would have vested during 2011, but the three year cumulative diluted EPS target through 2010 was not achieved.

(a)	(b)	(c)	(d)	(e)
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Anderson	64,000	$1,148,380	—	$—
Richard R. George	10,900	34,557	—	—
Nicholas C. Conrad	2,707	36,352	330	11,996
Dennis J. Addis	17,467	130,569	—	—
Harold M. Reed	14,000	140,770	—	—
Naran U. Burchinow	6,000	66,270	—	—

(1)	All exercises in 2011 were exercises of SOSARs granted from 2006 through 2010, except for Michael J. Anderson, who exercised non-qualified options issued in 2002.

Pension Benefits

The Company maintains a Pension Committee, not comprised of independent directors. The Board has delegated its authority to perform certain administrative, regulatory and fiduciary duties required of management as plan sponsor to the Pension Committee. The Pension Committee acts as the Plan Administrator for the Defined Benefit Pension Plan, Supplemental Retirement Plan, Retirement Savings and Investment Plan, Deferred Compensation Plan, and the Employee Share Purchase Plan. As noted previously, the Defined Benefit Pension Plan and Supplemental Retirement Plan were frozen for non-retail employees as of July 1, 2010.

The retirement benefit for service through December 31, 2006 is a life annuity beginning at age 65 equal to 1.0% of average compensation plus 0.5% of average compensation in excess of Social Security Covered Compensation (a 35-year average of the Social Security wage bases), multiplied by the applicable years of service. The calculation of average compensation is based on the highest compensation earned in five years of employment up to and including 2011. Benefits accrued prior to January 1, 2004 are available as a lump sum or an annuity. Benefits accrued after January 1, 2004 are required to be taken in an annuity.

For service after December 31, 2006 through June 30, 2010, non-retail employees will receive a retirement benefit of 1% of compensation earned in each applicable year of service. A year of service is generally 1,000 or more hours worked during a calendar year.

Compensation is defined as total wages, salary, bonuses, commissions and overtime pay. For the qualified plans, compensation for the year is capped at the statutory limit for the applicable year under Section 401(a)(17) of the Internal Revenue Code. For the non-qualified plans, compensation is not capped. This results in a combined payout (from both plans) equal to a payout under the qualified plan as if there were no Internal Revenue Code cap.

Early retirement can be elected as early as age 55 with 10 years of service. The retirement benefit is the benefit as stated above, reduced by 0.5% for each month retirement precedes age 65. Of the NEOs, only Naran Burchinow is not currently eligible for early retirement benefits.

The table below shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each such NEO, under each of the Defined Benefit Pension Plan (“DBPP”) and the Supplemental Retirement Plan (“SRP”) determined using interest rate and mortality rate assumptions consistent with those used in the Company’s audited financial statements.

(a)	(b)	(c)	(d)	(e)
Name	Plan Name	Number of years credited service (#)(1)	Present value of accumulated benefit ($)(2)	Payments during last fiscal year ($)
Michael J. Anderson	DBPP	23	$682,082	$—
	SRP	23	2,114,558	—
Richard R. George	DBPP	23	741,502	—
	SRP	23	317,620	—
Nicholas C. Conrad	DBPP	27	639,469	—
	SRP	27	252	—
Dennis J. Addis	DBPP	23	640,153	—
	SRP	23	662,006	—
Harold M. Reed	DBPP	27	626,837	—
	SRP	27	957,804	—
Naran U. Burchinow	DBPP	6	137,875	—
	SRP	6	82,410	—

(1)	Plans were instituted in 1984 for non-partners of the predecessor partnership of the Company. Former partners entered the plan in 1988. All individuals listed have years of Company service in excess of the listed years of credited service. Credited service is the number of years in which 1,000 hours of service are earned subsequent to plan entry date.
(2)	Present value of accumulated benefits calculated by discounting the December 31, 2011 accumulated benefit payable at normal retirement age under the normal annuity form. This discounting uses a discount rate of 4.3% discount rate for the DBPP and a discount rate of 3.2% for the SRP. Mortality was based on the RP2000 Static, Non-generational Mortality Table projected to 2012 with rates blended for annuitants and non-annuitants.

Nonqualified Deferred Compensation

The Company provides a non-qualified Deferred Compensation Plan (“DCP”) for employees whose Retirement Savings Investment Plan (“401(k)”) contributions are limited by Internal Revenue Service regulations. The DCP mimics the 401(k) sponsored by the Company in that participants may select the same investment options (excluding Company Common Shares) providing the potential for equivalent returns. The plan assets are held in a Rabbi Trust on the Company’s balance sheet and a liability is included for the compensation deferred by employees. Currently, eligible employees may defer up to 30% of their base salary and up to 50% of their bonus. Set forth below is a table with the NEOs’ information for the plan for 2011:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive contribution in last FY ($)	Registrant contributions in last FY ($) (1)	Aggregate earnings in last FY ($) (1)	Aggregate withdrawals / distributions ($)	Aggregate balance at last FYE ($)
Michael J. Anderson	$—	$42,802	$(13,067)	$—	$317,001
Richard R. George	8,960	5,821	1,030	—	128,763
Nicholas C. Conrad	—	2,279	(5,744)	—	199,102
Dennis J. Addis	—	19,171	(2,646)	—	151,280
Harold M. Reed	—	26,715	1	—	30,270
Naran U. Burchinow	—	9,157	(261)	—	9,575

(1)	The registrant contributions above are included in the Summary Compensation Table as part of “All Other Compensation.” As the investments are made in mutual funds, none of the earnings are above-market and are therefore not included in the Summary Compensation Table.

Termination / Change in Control Payments

In 2009, the Company formalized its past practice of granting severance in the event of position elimination and added severance payments in the event of a change in control through the completion of Change in Control and Severance Policy Participation Agreements. These 2009 agreements clarify that qualifying terminations within a specified period up to three months before or up to 24 months after a defined change in control of the Company or an NEO’s business group will result in cash severance equal to two years of salary and target bonus, plus certain health benefits for that same two years. At the participant’s election the severance payments will be paid out in a lump sum or in continuous payroll period installments over the benefit period. For qualifying terminations other than due to a change in control, NEO’s will receive cash severance and certain health benefits for a one year period. Payments under the Defined Benefit Pension Plan, Supplemental Retirement Plan and Deferred Compensation Plan are not impacted by these agreements.

Under each of the Change in Control and Severance Policy Participation Agreements, the applicable executive agrees not to divulge confidential information during or after his term of employment. In addition, the executive agrees not to compete with, or solicit the customers or employees of, the Company during and for a period of one year following a termination of employment without cause (for which period the executive will receive severance payments). Upon a termination of employment without cause and following a change of control of the Company, this period is extended to two years (for which period the executive will receive severance payments).

The following table presents the value of these agreements by NEO as if termination occurred on December 31, 2011:

Name	Severance (1)	Bonus (2)	Health (3)	Outplacement Services (4)	Additional Severance for Change in Control (5)	Cash value	Cash value if Change in Control
Michael J. Anderson	$546,154	$365,500	$11,220	$15,000	$1,277,154	$937,874	$2,215,028
Richard R. George	224,000	93,300	11,184	15,000	410,600	343,484	754,084
Nicholas C. Conrad	187,654	83,200	11,076	15,000	354,054	296,930	650,984
Dennis J. Addis	301,231	161,500	9,384	15,000	624,231	487,115	1,111,346
Harold M. Reed	333,923	194,200	15,180	15,000	722,323	558,303	1,280,626
Naran U. Burchinow	273,154	126,700	—	15,000	526,554	414,854	941,408

(1)	Severance for other than a change in control is equal to one year’s salary.
(2)	Bonus is equal to target bonus to be paid for 2011 and represents bonus earned prior to termination. If termination were to occur other than at December 31, this amount would be prorated.
(3)	Value of health benefits to be continued for up to 52 weeks based on years of service. All NEOs qualify for a full year of coverage. NEOs are responsible to continue their share of premium consistent with their coverage prior to termination.
(4)	Value estimated for one year of service (maximum to be provided).
(5)	If a termination is due to a change in control, participants are eligible for an additional year of severance plus two additional years of target bonus.

If an NEO was terminated on December 31, 2011 due to death, permanent disability, retirement (early or normal) or involuntarily without cause as a result of a sale of his business unit, the applicable officer would also be entitled to accelerated vesting of his outstanding SOSARs, PSUs and RSAs as set forth opposite his name in the table below. In the event of termination for cause, all awards are immediately cancelled and no severance is paid. Unvested awards that vest within a year following termination (for reasons other than cause) may be exercised prior to the expiration of one year after termination. All employees may exercise vested awards for up to one year after termination (if for reasons other than cause).

	SOSAR (1)			PSU(2)		RSA(3)
Name	Number early vested	Exercise Price		Common Shares Issued	Value ($)	Common Shares Issued	Value ($)
Michael J. Anderson	7,867 12,066	$ $	11.020 32.750	20,727	$904,941	7,870	$343,604
Richard R. George	1,200 1,673	$ $	11.020 32.750	2,807	$122,554	800	$34,928
Nicholas C. Conrad	523 1,466	$ $	11.020 32.750	2,075	$90,595	725	$31,654
Dennis J. Addis	1,467 3,133	$ $	11.020 32.750	4,663	$203,587	1,840	$80,334
Harold M. Reed	3,000 3,550	$ $	11.020 32.750	7,123	$310,990	2,890	$126,177
Naran U. Burchinow	1,633 2,200	$ $	11.020 32.750	3,920	$171,147	1,160	$50,646

(1)	Immediate vesting of unvested awards with one year to exercise.

(2)	Vesting of each tranche of PSUs occurs after the end of the respective three year performance period (which determines the number of shares awarded). NEOs who have separated then earn a pro rata share of their total award based on the number of months actually worked in the 3 year period. The PSUs in the table above include three grants – one vesting immediately, one which has one year remaining in the performance period and the other which has two years remaining. The common shares listed in the table above include the 2009 grant (which vested January 1, 2012), two thirds of the 2010 grant and one third of the 2011 grant. The award above assumes that 40%, 100% and 100% of the maximum number of shares will be issued for the 2009, 2010 and 2011 grants, respectively. The value is derived using the December 31, 2011 market price of $43.66.
(3)	Immediate vesting of all unvested awards. The value is derived using the December 31, 2011 market price of $43.66.

Termination due to death would result in the following life insurance proceeds in addition to the acceleration of equity awards.

Name	Life Insurance Proceeds
Michael J. Anderson	$750,000
Richard R. George	450,000
Nicholas C. Conrad	379,000
Dennis J. Addis	670,000
Harold M. Reed	750,000
Naran U. Burchinow	550,000

2012 Executive Compensation Changes

With the structure changes at the Company in 2012, including the addition of the new COO role, some of the existing executive compensation policies have been updated. Beginning in 2012, the base salary range for executive officers immediately below the CEO begins at approximately the 37th percentile for the COO and is gradually increased toward the 50th percentile for our corporate officers. Also new in 2012, the COO earns 100% of his bonus based on Company performance. The LTC value for the COO is in the range of 32% to 85% of salary range midpoint, which is consistent with that of the other NEOs. The guideline shareholding requirement for the new COO position is 30,000 shares, as noted above.

Director Compensation

The following description of director compensation reflects the current program approved by the Board of Directors in August 2006, revised in December 2008 and further revised in October 2010.

Directors who are not employees of the Company receive an annual retainer of $45,000. Committee chairpersons each receive an additional retainer as follows: Audit Committee chair $10,000 annually, all other Committees $5,000 annually. The lead director also receives a $15,000 annual retainer. Directors may elect to receive their retainers in cash or Common Shares and beginning in 2009, retainers are paid on a quarterly basis (May, August, November and February).

Prior to November 2010, non-employee directors received $1,500 per full board meeting they attended in person ($1,000 for telephonic attendance). After October, 2010 no further meeting fees were separately paid for full board meetings, except for meetings in excess of six per year, for which directors are paid $1,500. Committee meetings are paid at $1,250 for the Audit Committee and $1,000 for all other Committees. Telephonic attendance at committee meetings is paid at one half of the full meeting fee. Additional compensation may be paid to individual directors for work requiring time and effort beyond what is normally expected to prepare for and attend Board and Committee meetings including orientation for new directors and special projects.

Directors receive an annual equity grant. As mentioned above, for 2011 and beyond, the Compensation and Leadership Development Committee endorsed a change to replace SOSARs with RSAs for directors beginning with the March 1, 2011 grants. The value of annual grants was increased from $35,000 to $50,000 effective with the March 1, 2011 grants. The Adjustment Factor table mentioned above, that applies to management grants, also applies to Director grants. Director grants of RSA’s will fully vest after one year from date of grant. Directors have an equity ownership guideline of 7,000 shares. Until reaching this ownership level, they are required to retain 75% of the shares issued through equity grants by the Company. Directors appointed to the Board receive a pro rata annual retainer and initial equity grant with a fair value approximately equal to $12,000.

Michael J. Anderson is the only employee director. He receives no additional compensation for his directorship.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)
Name	Fees earned or paid in cash ($)	Stock awards ($)(1)(2)	Option awards ($)(3)	Non- equity incentive plan compen- sation ($)	Change in pension value and nonqualified deferred compensation earnings ($)	All other compen-sation ($)(4)	Total ($)
Gerard M. Anderson	50,500	49,760	—	—	—	344	100,604
Catherine M. Kilbane (2)	12,750	96,013	—	—	—	344	109,107
Robert J. King, Jr.	55,000	49,760	—	—	—	344	105,104
Ross W. Manire	51,500	49,760	—	—	—	344	101,604
Donald L. Mennel (2)	39,125	81,639	—	—	—	344	121,108
David L. Nichols	64,000	49,760	—	—	—	344	114,104
John T. Stout, Jr. (2)	25,000	72,271	—	—	—	344	97,615
Jacqueline F. Woods	53,500	49,760	—	—	—	344	103,604

(1)	RSA’s were granted to Directors on March 1, 2011 and are valued at $47.80 per share, the closing price on the date of issuance.
(2)	Directors can make an election to receive common stock in lieu of all or 50% of the retainer fees. All of these shares are fully vested. For purposes of determining the number of shares to be issued in lieu of such fees, the shares are valued at the closing price on the date of issuance which was January 31 ($38.78), May 9 ($46.26), July 31 ($41.11) and October 31 ($36.92) for the fees noted above.
(3)	No SOSARs were granted in 2011.
(4)	Restricted share dividends earned during 2011.

Outstanding equity awards for non-employee directors and former directors at December 31, 2011 are as follows:

Name	Outstanding SOSARs (#)
Gerard M. Anderson	9,107
Catherine M. Kilbane	8,666
Robert J. King, Jr.	13,500
Ross W. Manire	7,900
Donald L. Mennel	13,500
David L. Nichols	10,433
John T. Stout, Jr.	3,548
Jacqueline F. Woods	13,500

Other Information

Shareholder Proposals for 2013 Annual Meeting

Shareholder proposals intended for inclusion in the Company’s proxy statement relating to its 2013 annual meeting must be received by the company no later than November 20, 2012 and must otherwise comply with the SEC’s rules, to be considered for inclusion in the Company’s proxy materials.

In addition, the Company’s Code of Regulations establishes advance notice procedures for (1) the nomination, other than by or at the direction of the Board or the Company, of candidates for election as directors and (2) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board or the Company. Any shareholder who wishes to submit a proposal to be acted upon at next year’s annual meeting or who proposes to nominate a candidate for election as a director must submit such notice in compliance with such procedures. Any such proposals, as well as any questions related thereto, should be timely submitted in writing to the Company’s Secretary at the address below. The Company’s Secretary must receive any such proposals or nomination no earlier than January 11, 2013 and no later than February 10, 2013. The Company will not entertain any proposals or nominations at the annual meeting that do not meet the requirements set forth in the Company’s Code of Regulations. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Securities Exchange Act of 1934, as amended, proxy holders may exercise discretionary voting authority under proxies that the Company solicits to vote in accordance with their best judgment on any such shareholder proposal or nomination.

Additional Information

This proxy information is being mailed with the Company’s December 31, 2011 Summary Annual Report to Shareholders including the Annual Report on Form 10-K. You may obtain additional copies of the Company’s Annual Report on Form 10-K free of charge upon oral or written request to the Secretary of the Company at 480 West Dussel Drive, Maumee, Ohio 43537. You may also obtain a copy of this document at the Securities and Exchange Commission’s Internet site at http://www.sec.gov. Our Annual Report on Form 10-K was filed on February 27, 2012 and this proxy statement will be filed on or about March 13, 2012.

The proxies being solicited are being solicited by the Board of Directors of the Company. The cost of soliciting proxies in the enclosed form will be borne by the Company. Our directors, officers and other employees, without additional compensation, may also solicit proxies personally or in writing, by telephone, e-mail, or otherwise.

Please complete the enclosed proxy card and mail it in the enclosed postage-paid envelope or register your vote by phone or internet as soon as possible.

By order of the Board of Directors

/s/ Naran U. Burchinow
Naran U. Burchinow Secretary

Appendix A

LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION

A.H. Belo — Dallas Morning News

Ace Hardware

AGL Resources

Air Liquide America

Akzo Nobel — Car Refinishes

Akzo Nobel — Functional Chemicals

Akzo Nobel — Industrial Finishes

Akzo Nobel — International Paint

Akzo Nobel — National Starch

Akzo Nobel — Powder Coatings

Akzo Nobel — Pulp & Paper Chemicals

Akzo Nobel — Surfactants

Alex Lee

Alex Lee — Institution Food House

Alex Lee — Lowes Foods Stores

Alex Lee — Merchants Distributors

Alexander & Baldwin

Alexander & Baldwin — Matson Navigation

Alexander & Baldwin — Property Development & Management

Amcor Limited

Amcor Limited — Amcor PET Packaging

American Century Investments

American Crystal Sugar

American Transmission

Americas Styrenics

Amsted Industries

Amsted Industries — Amsted Rail

Amsted Industries — Baltimore Aircoil

Amsted Industries — Consolidated Metco

Amsted Industries — Griffin Pipe

ArcelorMittal Tubular Products

ArcelorMittal Tubular Products Mechanical

Arch Chemicals

Argonne National Laboratory

Arkema

Ashland — Consumer Markets

Ashland — Hercules Water Technologies

Ashland — Performance Materials

Ashland — Aqualon Functional Ingredients

ASML

Atlas Energy

Bacardi Limited — Bacardi USA

Baker Petrolite

Barclaycard US

Barilla Pasta US

Barnes Aerospace

Barnes Group

Beiersdorf

Belden

BELIMO Americas

Benteler North America

Bic Corporation

Borders Group

Borealis Compounds

Boston Beer

Brambles

BreitBurn Management Company

Brookhaven National Laboratory

Buckman Laboratories

Cabela’s

Cabot

Calgon Carbon

Canexus

Carter’s

Central Vermont Public Service

Champion Technologies

Champs Sports

Chemtura

Chicago Mercantile Exchange

Cimarex Energy

Clariant

Clement Pappas

COG Operating

Cognis

Constellation Brands — Constellation Services

Constellation Brands — Constellation Wines US

Constellation Brands — Fusion

Constellation Brands — North America IT

Continental Resources

Cooper Industries — B-Line

Cooper Industries — Bussmann

Cooper Industries — Cooper Tools

Cooper Industries — Crouse-Hinds ECM

Cooper Industries — Lighting

Cooper Industries — Power Systems

Cooper Industries — Wiring Devices

CSN

Curtiss-Wright

Curtiss-Wright — Metal Improvement

Curtiss-Wright — Controls

Curtiss-Wright — Flow Control

Cytec Industries

Danfoss

Deere — John Deere Credit

Delaware North

Denbury Resources

Denso Manufacturing

DPL

DSM Resins — DSM Chemicals

LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION

DSM Resins — DSM Nutritional Products

Duquesne Light

E.ON U.S.

Eagle Ottawa

Edison International — Edison Mission

Electric Reliability Council of Texas

Embraer

EMD Chemicals

Energy Future Holdings — Luminant Energy

Energy Partners Ltd.

Evonik Degussa

EXCO Resources

FedEx — FedEx Office and Print Services

Ferrero USA

Ferro Corporation

Firmenich, Incorporated

Flexco

Florida Municipal Power Agency

FMC Corporation — Agricultural Products Group

FMC Corporation — Industrial Chemicals Group

FMC Corporation — Specialty Chemicals Group

Fonterra

Foot Locker Stores

Footlocker.com/Eastbay

Fortune Brands — Beam Global Spirits & Wine

Foster’s Group — Foster’s Wine Estates Americas

GDF SUEZ Energy — United Water

GDF SUEZ Energy — SUEZ Energy Generation North America

GDF SUEZ Energy — SUEZ Energy LNG North America

GDF SUEZ Energy — SUEZ Energy Marketing North America

GDF SUEZ Energy — SUEZ Energy Retail North America

General Electric — GE Eqp Svcs, Trailer Fleet Svcs

GEO Specialty Chemicals

Georgia Gulf

Glatfelter

Global Cash Access

GNC

GrafTech International

Griffith Laboratories USA

Groupe SEB

Gruma Corporation — Mission Foods

GSI Commerce, Inc.

Guest Services

H.B. Fuller

Handy & Harman

Heineken USA

Helmerich & Payne, Inc.

Hexagon Metrology

HighMount Exploration & Production LLC

Hilcorp Energy Company

HMS Host

Huhtamaki

Huntsman — Textile Effects

ICL Industrial Products

Infineum USA

Ingersoll — Rand — Industrial Technologies

Ingersoll — Rand — Security Technologies

Ingersoll Rand Company Limited —Enterprise Services

Innophos

International Flavors & Fragrances

Iroquois Pipeline

Isuzu Motors — Isuzu Commercial Truck of America

Isuzu Motors — Isuzu North America

Jaguar Land Rover NA

Joy Global — Joy Mining Machinery

Kforce

Kraft Foods — Cadbury Adams

Kruger Products

L.L. Bean

L/B Water Service

Lanxess

Limited Stores

Linde Group, North America Inc.

Lonza

Lopez Foods

LVMH Moet Hennessy Louis Vuitton — Moet Hennessy USA

MacDermid

Marmon Group — Union Tank Car

Matthews International

MeadWestvaco — Calmar

MeadWestvaco — Community Development & Land Management

MeadWestvaco — Consumer & Office Products

MeadWestvaco — Consumer Solutions

MeadWestvaco — Packaging Resource Group

MeadWestvaco — Specialty Chemicals

Michaels Stores — Aaron Brothers Stores

Michelman

Millennium Inorganic Chemicals

Mirant

Mitsubishi International

LIST OF COMPANIES USED TO BENCHMARK EXECUTIVE COMPENSATION

Modine Manufacturing

Molson Coors Brewing

Moog

Motion Picture Industry Pension and Health Plans

NACCO Materials Handling

Newark InOne

Newman’s Own

NewMarket

Nexen Petroleum USA

Noble Energy

Noranda Aluminum

Noranda Aluminum — Noranda Primary

Noranda Aluminum — Norandal

Old Dominion Electric Cooperative

Olin — Chlor Alkali

optionsXpress

PCS — Potash

Perfetti Van Melle USA

Pernod Ricard SA — Pernod Ricard USA

PETCO

Piedmont Natural Gas

Pier 1 Imports

PJM Interconnection

PNM Resources

Potash of Saskatchewan

Powersouth

PPG Industries — Chemicals

PPG Industries — Glass

Premier

Randstad Holding

Recreational Equipment

Remy Cointreau USA

Restoration Hardware

Rhodia

Ritchie Bros. Auctioneers

Roquette America

Sasol North America

Sazerac

Sears Holdings — Lands’ End

Severstal — Severstal North America

ShopKo Stores — ShopKo Stores

Siegwerk USA

Sierra Southwest Co-Op Services

Skyy Spirits

Smithfield Foods

Solvay America

Solvay America — Solvay Advanced Polymers

Solvay America — Solvay Chemicals

Solvay America — Solvay Solexis

South Jersey Industries

South Jersey Industries — Energy Solutions

South Jersey Industries — South Jersey Gas

Southco

Southern Company — Mississippi Power

Southern Company — Southern Nuclear Operating

Southern Minnesota Municipal Power Agency

Southwest Gas

Sports Authority

SRA International

Stanley Black & Decker

Sunoco — Chemical Division

Swift Energy Operating

T.D. Williamson

Tate & Lyle Americas

Tate & Lyle Americas — Ingredients Americas

Tate & Lyle Americas — Tate & Lyle Sucralose

Telefonica International Wholesale Services

Thomas Steel Strip

TOTAL S.A. — Total Petrochemicals USA

Tronox

Ultra Petroleum Corporation

Umicore

United Space Alliance

Unitil

Valley Services

Vallourec

Valmont Industries

Valmont Industries — International

Valmont Industries — Irrigation

Valmont Industries — Structures Division

Valmont Industries — Utilities

Voith — Voith Paper Fabric & Roll Systems

Westlake Chemical

Weston Solutions

William Grant & Sons

Williams-Sonoma — Outlet Stores

Williams-Sonoma — Pottery Barn

Williams-Sonoma — Pottery Barn Kids

Williams-Sonoma — West Elm

Williams-Sonoma — Williams-Sonoma Stores

Wills Group

WireCo

YMCA Retirement Fund

Zep

ZF Group — North American Operations

Appendix B

LIST OF COMPANIES USED TO BENCHMARK CEO COMPENSATION

Alliance One International, Inc.

Arch Chemicals Inc.

Aventine Renewable Energy

Boise Inc.

Cal Maine Foods Inc.

Calumet Specialty Products Partners, L.P.

Cascades Inc.

Central Garden & Pet Co

CF Industries Holdings, Inc.

Cott Corp.

Delek US Holdings, Inc.

Ferro Corp

Freightcar America, Inc.

GATX Corp

Georgia Gulf Corp

Green Plains Renewable Energy, Inc.

Greenbrier Companies Inc.

Lancaster Colony Corp

Nacco Industries Inc.

Newmarket Corp

Polyone Corp

Ralcorp Holdings Inc.

Sanderson Farms Inc.

Spartan Stores Inc.

Terra Industries Inc.

Tractor Supply Company

Universal Forest Products Inc.

*** Exercise Your Right to Vote ***

Important Notice Regarding the Availability of Proxy Materials for the

Shareholder Meeting to Be Held on May 11, 2012.

THE ANDERSONS, INC.	Meeting Information
Meeting Type: Annual Meeting
For holders as of: March 7, 2012
Date: May 11, 2012 Time: 8:00 AM EDT
Location: THE ANDERSONS, INC.
GENERAL OFFICE BUILDING
480 W. DUSSEL DRIVE MAUMEE, OHIO 43537
You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.
See the reverse side of this notice to obtain proxy materials and voting instructions.

Before You Vote

How to Access the Proxy Materials

Proxy Materials Available to VIEW or RECEIVE:

1. NOTICE AND PROXY STATEMENT        2. ANNUAL REPORT        3. FORM 10-K

How to View Online:

Have the information that is printed in the box marked by the arrow  è   (located on the following page) and visit: www.proxyvote.com.

How to Request and Receive a PAPER or E-MAIL Copy:

If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:

                               1) BY INTERNET:         www.proxyvote.com

                               2) BY TELEPHONE:     1-800-579-1639

                               3) BY E-MAIL*:             sendmaterial@proxyvote.com

*  If requesting materials by e-mail, please send a blank e-mail with the information that is printed in the box marked by the arrow  è   (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 27, 2012 to facilitate timely delivery.

How To Vote

Please Choose One of the Following Voting Methods

Vote In Person: Many shareholder meetings have attendance requirements by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance. At the meeting, you will need to request a ballot to vote these shares.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the information that is printed in the box marked by the arrow  è    available and follow the instructions.

Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a proxy card.

Voting Items
The Board of Directors recommends you vote FOR the following: 1. Election of Directors
Nominees:
01) Michael J. Anderson 02) Gerard M. Anderson 03) Catherine M. Kilbane 04) Robert J. King, Jr. 05) Ross W. Manire	06) Donald L. Mennel 07) David L. Nichols 08) John T. Stout, Jr. 09) Jacqueline F. Woods

The Board of Directors recommends you vote FOR the following proposals:

2.    Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2012.

3.    An advisory vote on executive compensation approving the resolution provided in the proxy statement.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M42814-P20938-Z57188	KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE ANDERSONS, INC. The Board of Directors recommends you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1. Election of Directors			☐	☐	☐
Nominees:
01) Michael J. Anderson	06) Donald L. Mennel
02) Gerard M. Anderson	07) David L. Nichols
03) Catherine M. Kilbane	08) John T. Stout, Jr.
04) Robert J. King, Jr.	09) Jacqueline F. Woods
05) Ross W. Manire

The Board of Directors recommends you vote FOR the following proposals:							For	Against	Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for the year ending December 31, 2012.							☐	☐	☐
3. An advisory vote on executive compensation approving the resolution provided in the proxy statement.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement, Annual Report and Form 10-K are available at www.proxyvote.com.

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

M42814-P20938-Z57188

THE ANDERSONS, INC.

Annual Meeting of Shareholders

May 11, 2012 8:00 AM

This proxy is solicited by the Board of Directors

The shareholder hereby appoints Naran U. Burchinow, Tamara S. Sparks, and Matthew C. Anderson, and each of them individually, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote all of the shares of stock of THE ANDERSONS, INC. that the shareholder is entitled to vote at the Annual Meeting of Shareholders to be held at 8:00 AM, EDT on May 11, 2012, at THE ANDERSONS, INC., GENERAL OFFICE BUILDING, 480 W. DUSSEL DRIVE, MAUMEE, OHIO 43537, and any adjournment or postponement thereof, as designated on the reverse side of this proxy card and, in their discretion, upon such other business as may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side